Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                        WASTE SYSTEMS INTERNATIONAL, INC.
             (Exact name of Registrant as specified in its Charter)
         and the subsidiary guarantors identified in Footnote (A) below
       -------------------------------------------------------------------

              DELAWARE                                           95-420366
  (State or Other Jurisdiction of                             (I.R.S. Employer
   Incorporation or Organization)                            Identification No.)
    (For Co-Registrants; please                       For Co-Registrants; please
      see Footnote (A) below)                            see Footnote (A) below)
       -------------------------------------------------------------------
                          420 Bedford Street, Suite 300
                         Lexington, Massachusetts 02420
                                 (781) 862-3000
   (Address, including zip code, and telephone number, including area code, of
                  Co-Registrants' principal executive office)
                                 ---------------

                                PHILIP W. STRAUSS
                 Chairman, Chief Executive Officer and President
                        WASTE SYSTEMS INTERNATIONAL, INC.
                          420 Bedford Street, Suite 300
                         Lexington, Massachusetts 02420
                                 (781) 862-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                   Copies to:
                             THOMAS P. STORER, P.C.
                           GOODWIN, PROCTER & HOAR LLP
                                 Exchange Place
                                Boston, MA 02109
                                 (617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
         If this form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
------------------------------------------------- ------------- ----------------- ---------------- -----------------
                                                                    Proposed          Proposed
            Title of Each Class of                   Amount          Maximum           Maximum
          Securities to be Registered                 to be      Offering Price       Aggregate       Amount of
                                                   Registered     Per Note (1)     Offering Price  Registration Fee
------------------------------------------------- ------------- ----------------- ---------------- -----------------
11 1/2% Senior Notes due 2006                      $22,500,000         100%          $22,500,000         $6,255
------------------------------------------------- ------------- ----------------- ---------------- -----------------
Subsidiary Guarantees                                        -                 -                -       $0 (2)
------------------------------------------------- ------------- ----------------- ---------------- =================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(1) under the Securities Act of 1933, as amended (the "Securities Act").
(2)  Pursuant to Rule 457(n) under the Securities Act.
     The Co-Registrants amend this registration statement on such date or dates as may be necessary to delay its effective date until the Co-Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


     (A) The following direct or indirect wholly owned subsidiaries of Waste Systems International, Inc. are guarantors of the notes and are Co-Registrants, each of which is incorporated in the jurisdiction and has the I.R.S. Employer Identification Number indicated:

     WSI Medical Waste Systems, Inc., a Delaware corporation (04-3377563); Biosafe Systems, Inc., a Delaware corporation (34-4027808); WSI New York Holdings, Inc., a Delaware corporation (04-3428760); WSI of New York, Inc., a Delaware corporation (04-3434005); Palmer Resource Recovery Corp., a New York corporation (16-1557988); WSI Camden Transfer Station, Inc., a Delaware corporation (04-3457679); WSI Vermont Holdings, Inc., a Delaware corporation (04-0347845); WSI of Vermont, Inc., a Delaware corporation (04-0354296); WSI Moretown Landfill, Inc., a Delaware corporation (03-0355691); WSI Burlington Transfer Station, Inc., a Delaware corporation (04-3374689); WSI St. Johnsbury Transfer Station, Inc., a Delaware corporation (03-0356503); WSI Waitsfield Transfer Station, Inc., a Delaware corporation (04-3292469); WSI Massachusetts Holdings, Inc., a Delaware
     corporation  (04-3301441);  WSI Massachusetts  Recycling,  Inc., a Delaware
     corporation (04-3470404); WSI of Massachusetts Hauling, Inc., a Delaware corporation (04-3301442); WSI of South Hadley, Inc., a Delaware corporation (04-3086959); WSI Oxford Transfer Station, Inc., a Delaware corporation (04-3454163); WSI Maryland Holdings, Inc., a Delaware corporation (04-3428758); Eastern Trans-Waste of Maryland, Inc., a Maryland corporation (52-1294346); WSI Pennsylvania Holdings, Inc., a Delaware corporation (04-3301448); WSI Altoona Hauling, Inc., a Delaware corporation
     (04-3301449);   WSI  Hopewell  Landfill,   Inc.,  a  Delaware   corporation
     (04-3301445); WSI Somerset Hauling, Inc., a Delaware corporation (04-3460153); Community Refuse Service, Inc., a Pennsylvania corporation (23-1554822); WSI Harrisburg Hauling, Inc., a Delaware corporation (04-3301450); and Mostoller Landfill, Inc., a Pennsylvania corporation (25-1622775). (Exact names of Co-Registrants as specified in their Charters)

                   Subject to completion, dated August 5, 1999

--------------------------------------------------------------------------------
     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.
--------------------------------------------------------------------------------
PROSPECTUS





                        Waste Systems International, Inc.

      $22,500,000 aggregate principal amount 11 1/2% Senior Notes Due 2006 offered for resale

                                       (4)

o The person listed as the selling noteholder in this prospectus is offering up to $22,500,000 aggregate principal amount of 11 1/2% Senior Notes due 2006 of Waste Systems.

o The selling noteholder may offer its shares through public or private transactions, in the Private Offering Resales and Trading through Automated Linkages or "PORTAL" market and at prevailing market prices or at privately negotiated prices.

o The senior notes may be sold directly or through agents or broker-dealers acting as principal or agent. The selling noteholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling noteholders.


Waste Systems will not receive any proceeds from the sale of the senior notes by the selling noteholder. We will pay substantially all of the expenses incident to the registration of these notes, except for the selling commissions if any.

o Waste Systems is an integrated non-hazardous solid waste management company that provides waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within some regional markets in the Northeast and Mid-Atlantic states where we operate.

o Waste Systems is a Delaware corporation, with principal executive offices located at 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420; our telephone number is (781) 862-3000.


                      Consider carefully the "Risk Factors"
                          beginning on page 10 of this
                                   prospectus.
                              --------------------


The information in this prospectus is not complete and may be changed. These securities may not be sold nor may offers to buy be accepted until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


                               The date of this prospectus is August __, 1999


                                TABLE OF CONTENTS

                                                                           Page
FORWARD-LOOKING STATEMENTS.....................................................1

PROSPECTUS SUMMARY.............................................................1

THE OFFERED SENIOR NOTES.......................................................1

THE EXCHANGE OFFER FOR $77,500,000 AGGREGATE PRINCIPAL
AMOUNTOF OLD SENIOR NOTES......................................................2

THE COMPANY....................................................................3

SUMMARY OF TERMS OF THE SENIOR NOTES...........................................6

RISK FACTORS..................................................................10
 The trading price for the Senior Notes may be volatile.......................10
 Payment of principal and interest on the Senior Notes
  is subordinated to our secured debt and our
  subsidiaries'secured debt...................................................10
 A court may declare the subsidiary guarantees void,
  subordinated or take other actions detrimental to you.......................10
 We may be unable to meet our obligations to repurchase
  the Senior Notes upon a change of control...................................11
 Our history of losses make the Senior Notes a highly
  speculative investment......................................................11
 Our high level of indebtedness could adversely affect our
  financial health............................................................12
 Incurring more debt could further exacerbate the risks of
  our high level of indebtedness..............................................13
 We may not generate enough cash to service our indebtedness or our other liquidity needs................................................13
 We have no control over many factors in our ability to
  finance planned growth......................................................13
 Our future success depends upon our ability to manage
  rapid growth in operations and personnel....................................14
 Our future success depends upon our ability to identify,
  acquire and integrate acquisition targets...................................14
 Loss of key executives could affect Waste Systems's
  ability to achieve Waste Systems's business objectives......................14
 Failed acquisitions or projects may adversely affect our
  results of operations and financial condition...............................14
 Our business may not succeed due to the highly competitive
  nature of the solid waste management industry...............................15
 Seasonal revenue fluctuations may negatively impact our
  operations..................................................................15
 The geographic concentration of our operations magnifies the risks to our success........................................................16
 Potential difficulties in acquiring landfill capacity could increase our costs..........................................................16
 Failure to obtain landfill closure performance bonds and
  letters of credit may adversely affect our business.........................16
 Estimated accruals for landfill closure and post-closure
  costs may not meet our actual financial obligations.........................16
 Environmental and other government regulations impose
  costs and uncertainty on our operations.....................................17
 We are exposed to potential liability for environmental
  damage and regulatory noncompliance.........................................17
 Our environmental liability insurance may not cover all
  risks of loss...............................................................17
 Addressing local community concerns about our operations
  may adversely affect our business...........................................17
 Year 2000 problems could have an adverse impact on our
  business....................................................................18

RECENT DEVELOPMENTS...........................................................19

DESCRIPTION OF SENIOR NOTES...................................................22
      Subsidiary Guarantees...................................................22
      Redemption..............................................................23
      Ranking.................................................................24
      Change of Control.......................................................24
      Certain Covenants.......................................................25
      Merger, Consolidation or Sale of Assets.................................37
      Events of Default.......................................................37
      Defeasance..............................................................39
      Satisfaction and Discharge of the Indenture.............................41
      Transfer and Exchange...................................................41
      Amendments and Waivers..................................................41
      Concerning the Trustee..................................................43
      Governing Law...........................................................43
      Certain Definitions.....................................................43

BOOK-ENTRY; DELIVERY AND FORM.................................................55

SELLING NOTEHOLDER............................................................58

PLAN OF DISTRIBUTION..........................................................59

USE OF PROCEEDS...............................................................60

LEGAL MATTERS.................................................................61

EXPERTS.......................................................................61

WHERE YOU MAY FIND MORE INFORMATION...........................................62

DOCUMENTS INCORPORATED BY REFERENCE...........................................62

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes both historical and forward-looking statements. These forward-looking statements are not facts; rather, they are intentions and expectations relating to our plans, strategies and prospects under the headings "Prospectus Summary," "Risk Factors" and "Recent Developments." The forward-looking statements in these sections of the prospectus can generally be identified by our use of words such as "plan," "intend," "believe," "expect," and other words of similar import. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve such plans, intentions or expectations. We urge you to consider carefully the important factors that could cause actual results to differ materially from the forward-looking statements. Such factors are described in the section entitled "Risk Factors" and elsewhere in this prospectus. We make all the forward-looking statements in this prospectus only as of the date of this prospectus, and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events.


                               PROSPECTUS SUMMARY

         This summary highlights selected information from this prospectus, but does not contain all the information that may be important to you. This prospectus includes or incorporates by reference specific terms of the 11 1/2% Senior Notes due 2006, as well as information regarding our business. We encourage you to review the detailed information and data appearing elsewhere or incorporated by reference in this prospectus. Except in discussing our business and results of operations and where the context requires otherwise, references in this prospectus to "we," "us," "our," "Waste Systems" or "Company" refer to Waste Systems International, Inc., and not to any of our subsidiaries.

         In this prospectus, we use various terms to describe our 11 1/2% Senior Notes due 2006, as follows:

o "Old Senior Notes"
          refers to the $100,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2006 originally issued on March 2, 1999 and currently outstanding.

o "Offered Senior Notes"
          refers to the $22,500,000 aggregate principal amount of Old Senior Notes offered for resale by the selling noteholder by means of this prospectus.

o "New Senior Notes"
          refers to the up to $77,500,000 aggregate principal amount of 11 1/2% Series B Senior Notes due 2006 to be issued in the exchange offer relating to the Old Senior Notes, which is described in this prospectus summary under the heading entitled "The Exchange Offer For $77,500,000 Aggregate
     Principal Amount of Old Senior Notes." The New Senior Notes will be registered under the Securities Act of 1933 but otherwise have substantially identical terms as the Old Senior Notes and will be treated with the Old Senior Notes as a single class under the indenture.
o "Senior Notes"
    refers to the Old Senior Notes and the New Senior Notes, collectively.


                            THE OFFERED SENIOR NOTES

         On March 2, 1999, we completed the private offering and sale of $100,000,000 principal amount of Old Senior Notes and warrants to purchase an aggregate of 1,500,000 shares of common stock, subject to adjustment, to the initial purchaser, First Albany Corporation. The Old Senior Notes are, and, immediately after the exchange offer is completed, the New Senior Notes will be, guaranteed by all of our current subsidiaries.

         At the time of that private sale, Waste Systems and the subsidiary guarantors of the Old Senior Notes entered into a registration rights agreement with the initial purchaser relating to the registration of the Old Senior Notes with the Securities and Exchange Commission. In that agreement, we agreed to deliver to the holders of Old Senior Notes either (a) an exchange offer prospectus, by which we would offer to exchange the Old Senior Notes of eligible holders for New Senior Notes, or (b) this prospectus, by which the holders of Old Senior Notes not eligible to participate in the exchange offer described in clause (a) above may publicly resell their Old Senior Notes.

         It is our understanding that, under current interpretations by the Securities and Exchange Commission of applicable provisions of the Securities Act of 1933, "affiliates" of an issuer of securities are not eligible to participate in exchange offers of the type we are currently conducting for the other holders of Old Senior Notes. Since the selling noteholder named in this prospectus is an affiliate of Waste Systems for purposes of the federal securities laws, it is not eligible to participate in the exchange offer. Accordingly, we
                                                         61

are performing our obligation to file this prospectus, by which the holders of Old Senior Notes that are not eligible to participate in the exchange offer for New Senior Notes may publicly resell their Old Senior Notes.

         In the registration rights agreement, we agreed to file this prospectus as promptly as practicable. We also agreed: (a) to cause the registration statement to be declared effective by the Securities and Exchange Commission on or before October 28, 1999; and (b) to keep the registration statement of which this prospectus is a part effective until the earlier of (1) the date that holders of the Old Senior Notes can sell their notes pursuant to Rule 144 under the Securities Act without any limitations under clauses (c), (e), (f) and (h) of Rule 144 and (2) March 2, 2000. If we fail to meet either of those obligations, we must increase the then-current interest rate payable on all outstanding Old Senior Notes by 0.50% per annum until the registration statement is declared effective.

         You should read the discussion under the heading "Summary of Terms of the Senior Notes" and "Description of Senior Notes" for further information regarding the Senior Notes and our obligations under the registration rights agreement.


          THE EXCHANGE OFFER FOR $77,500,000 AGGREGATE PRINCIPAL AMOUNT
                               OF OLD SENIOR NOTES

         In the registration rights agreement entered into in conjunction with the March 2, 1999 private offering, we agreed to exchange New Senior Notes for Old Senior Notes on or before October 28, 1999. On July 14, 1999, we commenced the exchange offer for an aggregate of $77,500,000 principal amount of Old Senior Notes for New Senior Notes that are registered under the Securities Act, and otherwise have substantially identical terms as the Old Senior Notes. Any Old Senior Notes, including the Offered Senior Notes, that remain outstanding and not exchanged after the consummation of the exchange offer will be treated as a single class under the indenture with the New Senior Notes issued in the exchange offer. We expect to close the exchange offer on or about August 13, 1999.

         In the registration rights agreement, we also agreed (1) to keep the exchange offer registration statement effective until the exchange offer is completed and (2) to complete the exchange offer on or before October 28, 1999. Under the agreement, if we fail to meet either of those obligations, we must increase the then-current interest rate payable on all outstanding Old Senior Notes by 0.50% per annum until the exchange offer registration statement is again effective or the exchange offer is completed, as applicable.


                                   THE COMPANY

         We are an integrated non-hazardous solid waste management company that provides waste collection, recycling, transfer and disposal services to commercial, industrial, residential and municipal customers within some regional markets in the Northeast and mid-Atlantic states where we operate. We are achieving significant growth by implementing an active acquisition strategy, and plan to contribute to our growth by generating increased sales from existing operations and achieving greater operating efficiencies. Waste Systems is a Delaware corporation. Our principal executive offices are located at 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420, and our telephone number is
(781) 862-3000.

Current Integrated Operations

         We currently operate, and intend to expand, regional networks of integrated waste collection and disposal operations. These integrated networks consist of operating landfills, waste transfer stations, and waste collection operations.

         o         Waste Collection Operations

         We own multiple waste collection operating subsidiaries which serve as conduits of waste flow to our transfer stations and landfill operations. As of June 9, 1999, our waste collection operations serve a total of approximately 72,000 commercial, industrial, residential and municipal customers in the Vermont, Central Pennsylvania, Upstate New York and Central Massachusetts markets. Since then, we have acquired an additional waste collection and transfer station operation servicing the Baltimore, Maryland and Washington D.C. region, and completed the acquisition of established waste collection and transfer station operations in Southern New Hampshire and Eastern Massachusetts.

         o         Landfill Operations

         We currently own four landfills, one in Vermont and three in central Pennsylvania. Two of these were operating in 1998, and generated approximately 20% of our 1998 revenues. Of the remaining two, one began operating in March 1999 with the acquisition of Community Refuse Service, Inc. and we expect to begin operating the other in the fourth quarter of 1999. The aggregate remaining estimated permitted capacity of our four owned landfills is approximately 24 million cubic yards. In addition, we have a 16-year contract with the Town of South Hadley, Massachusetts to operate that town's landfill, subject to receipt of required permits, which we expect to begin operating in the first quarter of 2000. The South Hadley landfill has an estimated capacity of 2.0 million cubic yards available for future disposal.

         o         Transfer Station Operations

         We provide transfer station services supporting one of our landfills and have acquired another transfer station that is permitted and has begun construction. We recently completed the acquisition of an operation that provides both waste collection and transfer station services. We have also recently completed, the acquisition of two additional transfer stations. The transfer stations serve as gateways of waste streams by receiving and compacting solid waste collected by us and by third parties, which we then transfer by long-haul trucks for disposal at landfills we operate.

The Movement of the Solid Waste Management Industry Toward Consolidation and Integration

         The solid waste management industry is undergoing general trends toward significant consolidation and integration. We believe these trends are due primarily to the following factors:

   o stringent environmental regulations which require increased capital to maintain regulatory compliance;

   o the inability of many smaller operators to achieve the competitive economies of scale enjoyed by larger operators;

   o the competitive and economic benefits of providing integrated collection, recycling, transfer and disposal services; and

   o the privatization of solid waste landfills, transfer stations, and collection services by municipalities.

         Although significant consolidation has occurred within the solid waste management industry, we believe the industry remains highly fragmented and that a substantial number of potential acquisition and privatization opportunities remain, including in the Northeast and Mid-Atlantic states where we operate.

Our Strategy to Capitalize on Industry Consolidation and Integration

         We seek to acquire independent collection, transfer station and landfill operations in appropriate locales to integrate those acquisitions into our current operations. Our objective is to expand the geographic scope of our operations and to become one of the leading non-hazardous solid waste management companies in each local market that we serve. The primary elements of our strategy for achieving these objectives are:

         o Executing our acquisition program. Our acquisition program consists of identifying regional markets and acquiring non-hazardous solid waste disposal assets in those targeted markets that we can operate as part of a fully integrated solid waste management operation. To establish ourselves within a selected market, we seek acquisitions that are consistent with our plan to acquire long-term disposal capacity in targeted regional markets, collection companies and transfer stations in the targeted regions to secure a stable long-term waste flow, and small but complementary "tuck-in" collection companies to increase a regional operation's profitability.

         o Generating internal growth. We plan to generate internal growth from existing operations by increasing sales penetration in our current and adjacent markets, soliciting new commercial, industrial and residential customers, marketing upgraded services to existing customers and, where appropriate, raising prices.

         o Increasing operating efficiency. We expect to increase our operating efficiency through implementation of an organizational system that sets operating standards and measures and analyzes operating criteria of our collection, transfer, disposal and other services.

         In connection with our growth strategy, Waste Systems currently is and at any given time will be involved in potential acquisitions that are in various stages of exploration and negotiation, ranging from initial discussions to the execution of letters of intent and the preparation of definitive agreements. Some of these potential acquisitions may be material. No assurance can be given, however, that we will be successful in completing further acquisitions in accordance with our growth strategy, or that acquisitions, if completed, will be successful. For a description of the risks involved in our growth strategy, please refer to the subsections of the "Risk Factors" section of this prospectus on page 13 beginning with "We have no control over many factors in our ability to finance planned growth".

Our Key Strengths

         Through the implementation of our growth strategy, we believe we demonstrate the following key strengths:

         o         Development of Fully Integrated Operations

         During 1998, over 95% of the solid waste from our Vermont operations was delivered for disposal at our Moretown, Vermont landfill, and approximately 40% of the solid waste delivered for disposal at the Moretown landfill during this period was collected by us. We continue to develop more fully integrated operations in our targeted market areas. During 1998, approximately 59% of the solid waste from our central Pennsylvania operations was delivered for disposal at the Sandy Run landfill in Hopewell, Pennsylvania, and approximately 60% of the solid waste delivered for disposal at the Sandy Run landfill during this period was collected by us. We expect to begin integration of our waste collection operations and transfer station services in central Massachusetts once the South Hadley landfill is operational. We recently acquired our upstate New York waste collection and transfer station operations in anticipation of landfill privatization opportunities in that market area.

         o         Operating Efficiencies

         We are achieving significant operating efficiencies and reducing costs through consolidation and elimination of redundant corporate and service functions in acquired businesses.

         o         Significant Disposal Capacity

         We have approximately 26.0 million cubic yards of landfill capacity in landfills we own or operate, of which 9.9 million cubic yards are fully permitted and operating. We recently began construction on an additional 14.2 million cubic yards of landfill capacity, and 2.0 million cubic yards are engaged in the final permitting process. This significant disposal capacity gives us the opportunity to achieve a high degree of integration by allowing room for disposal of the waste streams generated by our growing collection and transfer operations.

         o         Successful Acquiror and Consolidator

         We believe that we have demonstrated our ability to realize value in the fragmented solid waste management industry by completing acquisitions of three landfills, five transfer stations, and 41 solid waste collection operations in the Northeast and Mid-Atlantic regions since January 1998. Please see the section of this prospectus entitled "Recent Developments" beginning on page [19] for a more complete description of our current activities. We have been effective in executing our acquisition program to expand our solid waste assets in our targeted regional markets at prices we believe will provide opportunities for increased profits and flexibility in operations.

         As a result of executing our acquisition program, we have realized significant growth in revenue and earnings before interest, taxes, depreciation and amortization or EBITDA, which we believe is a measure commonly used by lenders and some investors to evaluate a company's performance in our industry.

         o         Strong Management Team

         Our management team has a demonstrated track record of identifying, acquiring, integrating and operating non-hazardous solid waste disposal assets. Our executives and operation managers average 13.2 years of experience in the solid waste disposal industry. In addition, senior management owns a significant equity stake in Waste Systems, which motivates them to achieve our objectives to maximize the value of their Waste Systems's stock.


                      SUMMARY OF TERMS OF THE SENIOR NOTES


Original Issuance.........................
          $100,000,000 aggregate principal amount of 11 1/2% Senior Notes due 2006.

Securities Offered by this Prospectus.....
          $22,500,000 aggregate principal amount of 11 1/2% Senior Notes due 2006 of Waste Systems.

Maturity Date.............................
          January 15, 2006.

Interest Rate.............................
          The Senior Notes accrue interest at the rate of 11 1/2% per annum.

Liquidated Damages........................
          We must increase the interest rate payable on the Old Senior Notes to 0.50% per annum higher than the then-current rate of interest if:

    o the Securities and Exchange Commission has not declared the registration statement of which this prospectus forms a part effective on or before October 28, 1999;
    o the registration statement of which this prospectus forms a part fails to be effective under the Securities Act, subject to some limited exceptions, on or before the earlier of (1) the date that holders may resell the Offered Senior Notes pursuant to Rule 144 under the Securities Act without limitations under clauses (c), (e), (f) and (h) of Rule 144 or
     (2) March 2, 2001;

    o  we have not completed the exchange offer on or before October 28,1999; or

    o we fail in our obligations to (1) file a registration statement relating to the 1,500,000 warrants originally issued in conjunction with the Old Senior Notes and the common stock issuable upon conversion of the warrants or (2) to have that registration statement declared effective and/or remain effective, in each case within the time periods specified in the warrant registration rights agreement.

Changes in Interest Rate..................
          We must increase the interest rate per annum payable on the Senior Notes if we do not achieve an Adjusted Stockholders' Equity, as defined below, of at least $40 million by the dates in the column below, to the interest rate per annum in the corresponding column.

                       Date                               Interest Rate

               December 31, 1999                                13%
               June 30, 2000                                    14%
               December 31, 2000                                15%



          "Adjusted Stockholders' Equity" means our stockholders' equity as shown on our consolidated balance sheets filed as part of our regular reports with the Securities and Exchange Commission, less the amount of any increase therein resulting from the issuance of shares of common stock in exchange for outstanding 7% Convertible Subordinated Notes due 2005 of Waste Systems, to the extent, if any, that the issuance exceeds 2,343,646 shares of common stock in the aggregate.

          Each Senior Note will cease to bear interest from the maturity date or any redemption date unless, upon due presentation, payment of principal is improperly withheld or refused. In the event of improper nonpayment, the relevant Senior Note shall continue to bear interest at the rate of 11 1/2% per year until the date on which all sums due in respect of the Senior Note up to that date are received by or on behalf of the relevant holder.

Interest Payment Dates
          We will pay interest on the Senior Notes semi-annually in arrears on July 15, to holders of record as of July 1, and January 15, to holders of record as of January 1, of each year, commencing July 15, 1999 until maturity. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Payment Procedures......................
          The principal of, premium, if any, and interest on the Senior Notes will be payable, and the Senior Notes may be exchanged or transferred at the office or agency of Waste Systems maintained for the purpose in the Borough of Manhattan, The City of New York. Initially, the office or agency will be the corporate trust office of IBJ Whitehall Bank & Trust Company, the trustee of the Senior Notes, located at One State Street, New York, New York 10004. Principal and interest will be payable at the office of the trustee but, at our option, interest may be paid by check mailed to the registered holders at their registered addresses or by wire transfer to accounts specified by them. No service charge will be made for any registration of transfer or exchange of the Senior Notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with the registration.

          Subject to applicable law, the trustee and the paying agents shall pay to Waste Systems upon written request any monies held by them for the payment of principal or interest that remains unclaimed for two years, and, after two years, holders entitled to such monies must look to Waste Systems for payment as general creditors.

Ranking.................................
          The Senior Notes and the subsidiary guarantees:

       o  are senior unsecured obligations of Waste Systems;
       o rank equally in right of payment with all other existing and future senior unsecured obligations of Waste Systems and the subsidiary guarantors, including the New Senior Notes; and

       o are effectively subordinated to all of Waste Systems's and our subsidiary guarantors' secured debt, including amounts outstanding under any credit facility and capital lease obligations, to the extent of the value of the assets securing that debt.

Subsidiary Guarantees...................
          The Senior Notes are guaranteed on a senior unsecured basis by all of our current subsidiaries, which are wholly owned by Waste Systems and which conduct substantially all of the operations of our business. The subsidiary guarantees are joint and several obligations of the subsidiary guarantors. All of our subsidiary guarantors are considered restricted subsidiaries under the indenture. The indenture permits Waste Systems, in some circumstances, to establish "unrestricted subsidiaries" which will not guarantee the Senior Notes.

Optional Redemption.....................
          We may not redeem the Senior Notes before March 2, 2003. After March 2, 2003, we may redeem the Senior Notes, in whole or in part, at any time at the redemption price described in this prospectus under the heading "Description of Senior Notes-Redemption," together with accrued and unpaid interest, if any, to the date of redemption.

          We may also purchase Senior Notes in the open market or otherwise at any price.

Change of Control.......................
          Upon the occurrence of an event considered a "change of control" of Waste Systems, you will have the right to sell back to us all of your Senior Notes at a price equal to 101% of the aggregate principal amount, together with accrued and unpaid interest, if any, to the date of sale. Please refer to the section in the prospectus entitled "Description of Senior Notes-Change of Control."

Certain Covenants.......................
          The indenture under which the Old Senior Notes have been issued and the New Senior Notes will be issued limits our ability and the ability of our subsidiary guarantors to, among other things:

         o      incur additional indebtedness;
         o      pay dividends on or redeem our capital stock;
         o      issue capital stock of our subsidiaries;
         o      make investments;
         o      create liens;
         o      issue guarantees;
         o      engage in transactions with affiliates;
         o      sell assets; and
         o      conduct certain mergers and consolidations.

          All of the limitations and prohibitions described above, as well as the other limitations and prohibitions applicable under the indenture, are subject to a number of important qualifications and exceptions. Please refer to the sections in this prospectus entitled "Description of Senior Notes-Certain Covenants."

Form and Denomination...................
          The Senior Notes are in registered form without coupons, in denominations of $10,000. The Senior Notes are represented by one or more permanent global securities in bearer form deposited on behalf of The Depository Trust Company with IBJ Whitehall Bank & Trust Company, as custodian. You will not receive the Senior Notes in registered form unless one of the events described in the section of this prospectus entitled "Book Entry; Delivery and Form" occurs. Instead, beneficial interests in the Senior Notes will be shown on, and transfers of these will be effected only through, records maintained in book-entry form by The Depository Trust Company for its participants.



Absence of a Public Market for the Offered Senior Notes......
          The Senior Notes are currently eligible for trading in the Private Offering, Resales and Trading through Automated Linkages or "PORTAL" market. After purchase, you may continue to trade the Senior Notes in the PORTAL market. We do not intend to register the Offered Senior Notes or any other Senior Notes on any securities exchange.

The Indenture...........................
          The Offered Senior Notes and the New Senior Notes will be treated as a single class under the indenture.

Risk Factors

         You should consider carefully all of the information set forth in this prospectus and the specific factors set forth under the "Risk Factors" section beginning on page 10 before deciding to invest in the securities being offered in this prospectus.

                                  RISK FACTORS

         You should carefully consider the following risks in addition to the other information and data set forth in this prospectus before purchasing the Offered Senior Notes. The risk factors described below are applicable to the Offered Senior Notes as well as the New Senior Notes.

The trading price for the Senior Notes may be volatileThe trading price for the Senior Notes may be volatile.

         The trading price of the Senior Notes could be subject to significant fluctuations in response to changes in our prospects and financial condition. In addition, factors such as announcements of fluctuations in our competitors' operating results, changes in interest rates and general market conditions could have a significant impact on the future trading prices of the Senior Notes. Any of these factors may have an adverse effect on the level and stability of the trading prices of the Senior Notes. Historically, the market for non-investment grade debt, such as the Senior Notes, has been subject to disruptions that have caused substantial volatility in the prices of non-investment grade debt.

Payment of principal and interest on the Senior Notes is subordinated to our secured debt and our subsidiaries' secured debtPayment of principal and interest on the Senior Notes is subordinated to our secured debt and our subsidiaries' secured debt.

         The Senior Notes are senior unsecured obligations of Waste Systems and the subsidiary guarantors, and rank equal in right of payment with all other existing and future senior unsecured indebtedness of Waste Systems and the subsidiary guarantors. As unsecured obligations, however, the Senior Notes are effectively subordinated to all of Waste Systems's and our subsidiaries' secured debt, including loans outstanding under any bank credit facility, our capital lease obligations and all liabilities, including trade payables, of our subsidiaries that do not guarantee the Senior Notes. Currently all of our subsidiaries guarantee the Senior Notes, but the indenture permits subsidiary guarantors to be released from the guarantees in some circumstances and permits Waste Systems to establish, in some circumstances, new subsidiaries that have no obligation to guarantee the Senior Notes. Please refer to the section of this prospectus entitled "Description of Senior Notes--Subsidiary Guarantees" for a detailed discussion of the subsidiary guarantees.

         In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding of Waste Systems, the assets of Waste Systems will be available to satisfy obligations of our and our subsidiaries' secured debt before any payment may be made on the Senior Notes. In addition, to the extent the secured assets cannot fully satisfy the secured indebtedness, the secured creditors would have a claim for any shortfall that would rank equal in right of payment with the Senior Notes.

A court may declare the subsidiary guarantees void, subordinated or take other actions detrimental to youA court may declare the subsidiary guarantees void, subordinated or take other actions detrimental to you.

         Various fraudulent conveyance laws enacted for the protection of creditors may apply to the subsidiary guarantors' issuance of the subsidiary guarantees. A court may void or subordinate a subsidiary guarantee if it were to find that:

   o the subsidiary guarantor incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor;

   o the subsidiary guarantor contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

   o  the subsidiary guarantor

       (1) did not receive fair consideration or reasonably equivalent value for issuing its subsidiary guarantee; and

       (2) at the time the subsidiary guarantee was issued,

             - was insolvent or rendered insolvent by the issuance of the subsidiary guarantee;

             - was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

             - intended to incur, or believed that it would incur, debts beyond its ability to pay them as they matured.

         If this happened, your claims as a holder of the Senior Notes against the issuer of an invalid subsidiary guarantee would be subordinated to the prior payment of all liabilities, including trade payables, of the subsidiary guarantor.

         A court's method for determining insolvency for purposes of the above considerations will vary depending upon the law applied in each case. In most cases, however, a court may find a subsidiary guarantor insolvent if the sum of its debts, including contingent liabilities, is greater than the fair value of all of its assets or if the amount required to pay its probable liability on its existing debts, as they mature, is greater than the present fair saleable value of its assets.

         We cannot assure you, however, that a court passing on these issues will find that the subsidiary guarantees were not fraudulent conveyances. Please refer to the section in this prospectus entitled "Description of Senior Notes--Subsidiary Guarantees" for further discussion of this important issue.

We may be unable to meet our obligations to repurchase the Senior Notes upon a change of control.

         In the event of a change of control of Waste Systems, the indenture requires us to make an offer to repurchase all outstanding Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. However, if a change of control occurs, we cannot assure you that we will have the sufficient funds available to make any required repurchases of the Senior Notes, or that restrictions in our other indebtedness will allow us to make any required repurchases. Please refer to the section in this prospectus entitled "Description of Senior Notes--Change of Control" for a more detailed description of the events constituting a change of control under the Senior Notes indenture.

Our history of losses make the Senior Notes a highly speculative investment.

         From Waste Systems's inception through March 31, 1999, we have had aggregate net losses of approximately $43.9 million on aggregate revenues of approximately $36.2 million and had an accumulated loss from operations of $26.0 million. Following Waste Systems's restructuring in 1996, we directed our focus on becoming an integrated solid waste management company by implementing a business strategy based on aggressive growth through acquisitions. Our ability to become profitable and to maintain profitability as we pursue our business strategy will depend upon several factors, including our ability to:

   o execute our acquisition strategy and expand our revenue generating operations while maintaining or reducing our proportionate administrative expenses;

   o locate sufficient financing to fund acquisitions; and

   o adapt to changing conditions in the competitive market in which we operate.

External factors, such as the economic and regulatory environments in which we operate will also have an effect on our business and its profitability. However, continued losses and negative cash flow may not only prevent us from achieving our strategic objectives, it may also limit our ability to meet financial obligations, including our obligations under the Senior Notes.

Our high level of indebtedness  could adversely  affect our financial  health.

         We   currently   have  a  high  level  of   indebtedness   relative  to
stockholders' equity. The following table illustrates our level of indebtedness:

                                                       As of March 31, 1999
                                                       (dollars in thousands)

         Long-term indebtedness...............                  $152,057
         Stockholders' equity.................                    $5,892
         Debt to equity ratio.................                    25.7:1

         Our high level of indebtedness could:

         o limit our flexibility in planning for, or reacting to, changes in business, industry and economic conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

         o place us at a competitive disadvantage compared to our competitors with lower levels of indebtedness; and

         o limit our ability to borrow additional funds, either because of restrictive covenants in the Senior Notes indenture or because of a potential lender's limits on borrower indebtedness.


         Our high level of indebtedness may have a direct negative impact on our operations. It may also result in an event of default under our debt instruments which, if not cured or waived, could have a material adverse effect on our finances.

                                     For the three
                                      months ended        For the Years Ended
                                        March 31,             December 31,
                                          1999             1998          1997
                                           ----            ----          ----

     Ratio of Earnings to
        Fixed Charges..............        N/A              N/A           N/A

         For the three months ended March 31, 1999, we incurred net losses that did not cover fixed charges by approximately $8.8 million; for the year ended December 31, 1998, we incurred net losses that did not cover fixed charges by approximately $6.6 million; and for the year ended December 31, 1997, we incurred net losses that did not cover fixed charges by approximately $5.5 million. For purposes of computing this financial relationship of earnings to fixed charges, earnings consist of pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and financing costs, including capitalized interest and amortization of deferred financing costs, and an estimated portion of rentals representing interest costs.

Incurring more debt could further exacerbate the risks of our high level of indebtedness.

         Despite our current high level of indebtedness, the indenture does not fully prohibit us or our subsidiaries from incurring substantial additional indebtedness in the future. We may increase our level of indebtedness by obtaining additional bank financing. Borrowings and other indebtedness which Waste Systems or our subsidiaries may incur may be secured and therefore would rank senior to the Senior Notes and the subsidiary guarantees. If new debt is added to our current level of debt, the related risks of indebtedness could intensify both for us and for the holders of the Senior Notes.

We may not generate enough cash to service our indebtedness or our other liquidity needs

         Our ability to make payments on and to refinance our indebtedness, including the Senior Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability depends in part on our operating performance and the execution of our business strategy. It is also subject to influence by general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

         We cannot assure you that our business will generate sufficient cash flow from operations, that we will realize anticipated cost savings from operating efficiency improvements, or that we will be able to obtain future financing in amounts sufficient to enable us to pay our indebtedness, including the Senior Notes, or to fund our other liquidity needs.

         The following table outlines the schedule of our required debt amortization payments:

                             Balance at                                     Total
                             March 31,                           Principal Payments Due During
                               1999    1999    2000  2001   2002   2003  2004    2005     2006   Remainder   Total
                               ----    ----    ----  ----   ----   ----  ----    ----     ----   ---------   -----
                                                       (dollars in thousands)

Long-Term Debt:
   Bank credit facility      $      -  $  -  $   -  $  -   $  -  $   -  $  -  $     -  $      -   $   -    $      -
   Capital leases, equipment
     and other notes payable    2,106   216    281   306    334    282   139      153       169     226       2,106
   Senior Notes               100,000     -      -     -      -      -     -        -   100,000       -     100,000
   10% convertible
     subordinated debentures      400     -    400     -      -      -     -        -         -       -         400
   7% convertible
     subordinated notes        49,551     -      -     -      -      -     -   49,551         -       -      49,551
     ------------------      --------  ----  -----  ----   ----  -----  ----  -------  --------   -----    --------

   Total                     $152,057  $216  $ 681  $306   $334  $ 282  $139  $49,704  $100,169   $ 226    $152,057
                             ========  ====  =====  ====   ====  =====  ====  =======  ========   =====    ========


         We may need to refinance all or a portion of our indebtedness, including the Senior Notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the Senior Notes, on commercially reasonable terms or at all.

We have no control over many factors in our ability to finance planned  growth.

         We require substantial funds to complete and bring to commercial viability all of our currently planned projects. We also anticipate that future business acquisitions will be financed not only through cash from operations and the proceeds from the Old Senior Notes offering, but also by future borrowings under bank credit facilities, offerings of Waste Systems stock as consideration for acquisitions, or from the proceeds of additional equity or debt financings. Therefore, our ability to satisfy our future capital and operating requirements for planned growth is dependent on a number of pending or future financing activities, and we cannot assure you that any of these financing activities will be successfully completed.

Our future success depends upon our ability to manage rapid growth in operations and personnel.

         Our objective is to continue to grow by expanding our services in selected markets where we can be one of the largest and most profitable fully-integrated solid waste management companies. Accordingly, we may experience periods of substantial rapid growth. This growth could place a significant strain on our operational, financial and other resources. Any failure to expand our operational and financial systems and controls in an efficient manner at a pace consistent with our growth could have a material adverse effect on our business, financial condition and results of operations.

         Our future success is also highly dependent upon our continuing ability to identify, hire, train and motivate a sufficient number of highly qualified personnel for our planned growth. We face competition for recruiting qualified personnel from our competitors, other companies not in the waste management industry, government entities and other organizations. We cannot assure you that we will be successful in attracting and retaining qualified personnel as required for our present and future planned operations. Our inability to attract and retain a sufficient number of qualified personnel could have a material negative impact on our business, financial condition and results of operations.

Our future success depends upon our ability to identify, acquire and integrate acquisition targets.

         Our future success is highly dependent upon our continued ability to successfully identify, acquire and integrate additional solid waste collection, recycling, transfer and disposal businesses. As the solid waste management industry continues to consolidate, competition for acquisition candidates within the industry increases and the availability of suitable candidates on terms favorable to us may decrease. We compete for acquisition candidates with larger, more established companies that may have significantly greater capital resources than we do, which can further decrease the availability of suitable acquisition candidates at prices affordable to us. We cannot assure you that we will be able to identify suitable acquisition candidates, to successfully negotiate acquisitions on terms reasonable to us given our resources, to obtain financing for those targets on favorable terms, or to successfully integrate any acquired targets with our current operations.

         We believe that a significant factor in our ability to consummate acquisitions will be the attractiveness of our common stock as consideration for potential acquisition targets. This attractiveness may be, in large part, dependent upon the relative market price and capital prospects of our equity securities as compared to the equity securities of our competitors. Our stock is traded on the Nasdaq Stock Market, Inc.'s SmallCap Market, while some of our competitors' stock is traded on larger, more recognized markets. In addition, some of our competitors have a significantly larger capitalization than we do, which generally results in a more liquid market for their publicly traded securities. If the market price of our common stock were to decline, we might be unable to use our common stock as consideration for future acquisitions.

Loss of key executives could affect Waste Systems's ability to achieve Waste Systems's business objectives.

         We depend to a high degree on the services of Philip Strauss, Chairman, Chief Executive Officer and President, and Robert Rivkin, Director, Executive Vice President--Acquisitions, Chief Financial Officer, Secretary and Treasurer, in planning to achieve our business objectives. We have obtained $1 million key executive insurance policies for each of Messrs. Strauss and Rivkin. However, if we lost the services of either of these executives, our business, financial condition and results of operations could suffer material adverse effects.

Failed acquisitions or projects may adversely affect our results of operations and financial condition.

         In accordance with generally accepted accounting principles, we record some expenditures and advances relating to acquisitions, pending acquisitions and landfill projects as assets on our balance sheet, then amortize or depreciate these capitalized expenditures and advances over time, usually matching an asset's depreciation against the revenues it generates. We also have an accounting policy to record as an expense in the current accounting period all unamortized capital expenditures and advances relating to any operation that is permanently shut down, any acquisition that will not be consummated, and any landfill project that is terminated. As a result of these accounting practices, we may have to record the entire capitalized expenditure of any failed acquisition or terminated project as a charge against earnings in the accounting period in which the failure or termination occurs. A large, unexpected expense against typical earnings could have a material adverse effect on our results of operations, financial condition and our business.

Our business may not succeed due to the highly competitive nature of the solid waste management industry.

         The solid waste management industry is highly competitive and very fragmented, and requires substantial labor and capital resources. Competition exists for collection, recycling, transfer and disposal service customers, as well as for acquisition targets. The markets we compete in or are likely to compete in usually are served by one or more national, regional or local solid waste companies that may have a respected market presence, and that may have greater financial, marketing or technical resources than those available to us. Competition for waste collection and disposal business is based on price, the quality of service and geographical location. From time to time, competitors may reduce the price of their services in an effort to expand or maintain market share or to win competitively bid contracts.

         We also compete with counties, municipalities and operators of alternative disposal facilities that operate their own waste collection and disposal facilities. The availability of user fees, charges or tax revenues and the availability of tax-exempt financing may provide a competitive advantage to public sector competitors in solid waste management. Additionally, alternative disposal facilities such as recycling and incineration may reduce the demand for the landfill-based solid waste disposal services that we provide and on which our strategy is based. We cannot assure you that we will be able to remain competitive with our larger and better capitalized private competitors or with tax-advantaged public sector operators.

Seasonal revenue fluctuations may negatively impact our operations.

         Our revenues and results of operations tend to vary seasonally. We tend to have lower revenues in the winter months of the fourth and first quarters of the calendar year than in the warmer months of the second and third quarters. The primary reasons for lower revenues in the winter months include:

        o harsh winter weather conditions may interfere with collection and transportation activities;

        o the volume of winter month waste in our operating regions is generally lower than that which occurs in warmer months; and

        o the construction and demolition activities which generate landfill waste are primarily performed in the warmer seasons.

We believe that the seasonality of the revenue stream will not have a material adverse effect on our business, financial condition and results of operations on an annualized basis. Still, higher warm weather revenues may not offset lower cold season revenues, and seasonal revenue fluctuations may make it more difficult to manage and finance our business successfully.

The geographic concentration of our operations magnifies the risks to our success.

         Waste Systems has established solid waste management operations in Central Pennsylvania, Vermont, Upstate New York and Central Massachusetts. Since our current primary source of revenues will be concentrated in these geographic locations, our business, financial condition and results of operations could be materially affected by downturns in these local economies, severe weather conditions in these regions, and Pennsylvania, Vermont, New York and Massachusetts state and local regulations. Factors that have a greater impact on our selected markets than on other regions of the country are more likely to have a negative effect on our business than on our larger regional and national competitors in the waste management industry.

         Industry consolidation in our operating regions has also increased the competition for customers who generate waste streams. This may make it increasingly difficult to expand operations within our selected markets. We cannot assure you that we will be able to continue to increase the local waste streams to our operating landfills or be able to expand our geographic markets to mitigate the effects of adverse economic events that may occur in these regions. As a result of our geographic concentration, we are exposed to a higher degree of risks than our geographically more diverse competitors.

Potential difficulties in acquiring landfill capacity could increase our costs.

         Our operations depend on our ability to expand the landfills we own or operate and to develop or acquire new landfill sites. We cannot assure you that we will be successful in obtaining new landfill sites or expanding the permitted capacity of our existing landfills. The process of obtaining required permits and approvals to open new landfills, and to operate and expand existing landfills has become increasingly difficult and expensive. The process can take several years and involves hearings and compliance with zoning, environmental and other requirements. We cannot assure you that we will be successful in obtaining and maintaining required permits to open new landfills or expand the existing landfills we own or operate.

         Even when granted, final permits to expand landfills are often not approved until the remaining capacity of a landfill is very low. In the event we exhaust our permitted capacity at one of our landfills, our ability to expand internally will be limited and we will be required to cap and close that landfill. Furthermore, as the solid waste management industry continues to consolidate, there will be greater competition for potential landfill acquisitions. As a result of insufficient landfill capacity, we could be forced to transport waste greater distances to our own landfills that have capacity, or to dispose of waste locally at landfills operated by our competitors. In either case, the additional costs we would incur could have a material adverse effect on our business.

Failure to obtain landfill closure performance bonds and letters of credit may adversely affect our business.

         We may be required to post a performance bond, surety bond or letter of credit to ensure proper closure and post-closure monitoring and maintenance at some of our landfills and transfer stations. Our failure to obtain performance bonds, surety bonds or letters of credit in sufficient amounts or at acceptable rates may have a material adverse effect on our business, financial condition and results of operations.

Estimated  accruals for landfill closure and post-closure costs may not meet our
actual  financial   obligations.

         The closure and post-closure costs of our existing landfills and any landfill we may own or operate in the future represent material financial obligations. To meet these future obligations, we estimate and accrue closure and post-closure costs based on engineering estimates of landfill usage and remaining landfill capacity. We cannot assure you that the amount of funds estimated and accrued for landfill closure and post-closure costs will be enough to meet these future financial obligations. Any failure to meet these obligations when they become due, or any use of significant funds to cover a gap between such accruals and actual landfill closure and post-closure costs incurred, may have a material adverse effect on our business, financial condition and results of operations.

Environmental and other government regulations impose costs and uncertainty on our operations.

         We and our customers operate in a highly regulated environment, and our landfill projects in particular usually will require federal, state and local government permits and environmental approvals. Maintaining awareness of and attempting to comply with applicable environmental legislation and regulations require substantial expenditures of our personnel and financial resources. These efforts, however, do not guarantee that we will meet all of the applicable regulatory criteria necessary to obtain required permits and approvals.

         Government regulators generally have broad discretion to deny, revoke, or modify regulatory permits or approvals under a wide variety of circumstances. In addition, government regulators may adopt new environmental legislation or regulations or amend existing legislation, and may interpret or enforce existing legislation in new ways. All of these circumstances may require us or our customers to obtain additional permits or approvals.

         Any delay in obtaining required regulatory permits or approvals may delay our ability to obtain project financing, thereby increasing our need to invest working capital in projects before obtaining more permanent financing. These delays may also reduce our project returns by deferring the receipt of project revenues to a later project completion date. If we are required to cancel any planned project because we were unable to obtain required permits or as a result of any other regulatory impediments, we may lose any investment we have made in the project up to that point. The cancellation, or any substantial delay in completion, of any project may have a significant negative effect on our financial condition and results of operations.

We are exposed to potential liability for environmental damage and regulatory noncompliance.

         We are engaged in the collection, transfer and disposal of waste described as non-hazardous, and we believe that we are currently in material compliance with all applicable environmental laws. Despite these circumstances, if harmful substances escape into the environment and cause damages or injuries as a result of our operating activities, we are exposed to the risk that we will be held liable for any damages and injuries, as well as for significant fines for regulatory noncompliance.

Our  environmental  liability  insurance  may not  cover  all  risks of  loss.

         We maintain environmental impairment liability insurance covering particular claims for the sudden or gradual onset of environmental damage to the extent of $5 million per landfill. If we were to incur liability for environmental damage in excess of our insurance limits, our financial condition could be adversely affected. We also carry a comprehensive general liability insurance policy, which management considers adequate at this time to protect our assets and operations from other risks.

Addressing local community concerns about our operations may adversely affect our business.

         Members of the public in the communities where we do business could raise concerns with government regulators and others about the effects on their communities of our existing or planned operations and, in some areas, the proposed development of solid waste facilities. These concerns cannot always be anticipated, and our attempts to address these concerns may result in unforseen delays, costs and litigation that could adversely affect our ability to achieve our business objectives.


Year  2000  problems  could  have an  adverse  impact on our  business.

         We   utilize   and  are   dependent   upon   general   accounting   and
industry-specific customer information and billing software to conduct our business that are likely to be affected by the date change in the year 2000. This purchased software is run on in-house computer networks. In addition, embedded technology that is contained in a substantial number of our items of hauling, disposal and communications equipment may be affected by the date change in the year 2000. We have initiated a review and assessment of all hardware, software and related technologies to determine whether it will function properly in the year 2000. We currently believe that costs associated with the compliance efforts will not have a significant impact on our ongoing results of operations, although we cannot assure you in this regard. Computer software and related technologies used by our customers, service providers, vendors and suppliers are also likely to be affected by the year 2000 date change. To date, those vendors which have been contacted have indicated that their hardware or software is or will be year 2000 compliant in time frames that meet our requirements. We have also initiated communications with our significant suppliers regarding the year 2000 issue. However, we cannot assure you that the systems of such suppliers, or of customers, will be year 2000 compliant. Failure by us or any of the parties mentioned above, to properly process dates for the year 2000 and thereafter could result in unanticipated expenses and delays to us, including delays in the payment by our customers for services provided and our ability to make payments on the Senior Notes.


                               RECENT DEVELOPMENTS
Senior Notes Offering

         Senior Notes offering and use of proceeds. On March 2, 1999, we completed a private placement of $100.0 million principal amount of Old Senior Notes and warrants to purchase an aggregate of 1,500,000 shares of common stock at an exercise price of $6.25 per share. Please refer to the sections of this prospectus entitled "Prospectus Summary--Summary of Terms of the Senior Notes" and "Description of Senior Notes" for an explanation of the material terms of the Senior Notes. The net proceeds to Waste Systems from the sale of the Old Senior Notes and warrants, after deducting the discount to the initial purchaser and related issuance costs, were approximately $97.3 million. We used a portion of the proceeds from the offering to repay the $20.0 million of Waste Systems's 13% short term notes due June 30, 1999. The $10.0 million BankNorth Group, N.A. credit facility and approximately $1.7 million of capital leases and other notes payable were paid with the proceeds. Also, we redeemed approximately $1.45 million principal amount of Waste Systems's 10% convertible subordinated debentures due October 6, 2000 and completed several acquisitions as further described below. A portion of the proceeds has been used for general corporate purposes. The remainder will be used for possible future acquisitions and/or working capital.

         In connection with the offering of the Old Senior Notes and warrants, we entered into a registration rights agreement with the initial purchaser. This registration rights agreement requires us to exchange the Old Senior Notes for New Senior Notes for eligible holders of Old Senior Notes. We filed an exchange offer registration statement with the Securities Exchange Commission (File No. 333-81341) that was declared effective on July 31, 1999 and we commenced the exchange offer on July 14, 1999. We expect to close the exchange of $77,500,000 aggregate principal amount of Old Senior Notes for New Senior Notes by August 13, 1999. Under the registration rights agreement, if we fail to complete the exchange offer by October 28, 1999, for any reason, we must increase the interest rate payable on the Old Senior Notes by 0.50% per annum until the exchange offer is completed.

         In addition, the registration rights agreement requires us to register for resale the Old Senior Notes held by our affiliates or other persons ineligible to participate in the exchange offer under the interpretations of the Securities and Exchange Commission of applicable federal securities rules. The registration statement, of which this prospectus is a part, is intended to satisfy this obligation. Please see the sections of this prospectus entitled "Prospectus Summary-The Offered Senior Notes" and "--Summary of Terms of the Senior Notes" for a more complete description of our obligation to register the Offered Senior Notes.

         When we offered the Old Senior Notes, we also offered warrants to purchase 1,500,000 shares of common stock. We also entered into a registration rights agreement with the initial purchaser relating to registration of those warrants. The warrant registration rights agreement requires us to register for resale those warrants and any common stock that is issuable upon exercise of the warrants. Under the warrant registration rights agreement, if we fail to: (a) file that registration statement on or prior to August 27, 1999; or (b) cause it to be declared effective by the Securities and Exchange Commission on or prior to October 28, 1999; or (c) keep the registration statement effective during the prescribed effective period; the interest rate payable on the Senior Notes will increase by 0.50% per annum until the registration statement is filed or declared or made effective, as applicable. Accordingly, we currently intend to file with the Securities and Exchange Commission a shelf registration statement to register the warrants and the common stock issued or issuable upon exercise of the warrants and to cause it to be declared effective prior to the deadlines described above, and to keep it effective during the prescribed effective period.

         Summary of terms of the warrants. The warrants are exercisable from September 2, 1999, through March 2, 2004. The number of shares for which, and the price per share at which, a warrant is exercisable, are subject to adjustment upon the occurrence of events specified in the warrant agreement.

Exchange of Common Stock for 7% Convertible Subordinated Notes due 2005

         On March 31, 1999, Waste Systems completed a private exchange offer in which we issued a total of 2,244,109 shares of common stock in exchange for $10,449,000 aggregate principal amount of the outstanding 7% Convertible Subordinated Notes due May 13, 2005 previously issued in a private placement. The exchange price per share of $4.656 was equal to the closing price of our common stock on the Nasdaq SmallCap Market on March 31, 1999. Accrued but unpaid interest on the notes exchanged was paid in cash. As a result of the private exchange offer, Waste Systems retired $10,449,000 of its 7% Convertible Subordinated Notes. The remaining notes are convertible by holders into common stock at $10.00 per share.

         To conduct the private exchange offer, we also entered into exchange agreements with each of the participating note holders. In each exchange agreement, we agreed to register for resale the shares of common stock issued in the private exchange offer, or an aggregate of 2,244,109 shares of common stock. On August 5, 1999, we filed a shelf registration statement with the Securities and Exchange Commission to register those shares of common stock (File No. 333-[__________]).

Stock Repurchase

         With the proceeds from the private offering of Old Senior Notes, we repurchased 497,778 shares of our common stock from the Federal Deposit Insurance Corporation for an aggregate purchase price of approximately $2.8 million.

Acquisitions

         From January 1, 1999 to May 1, 1999, we completed ten acquisitions, consisting of eight collection operations, one transfer station and one landfill. The aggregate purchase price for these acquisitions was approximately $42.1 million which was paid in cash and by the assumption of approximately $3 million of debt. These acquisitions have combined annual revenue of approximately $12.0 million. The acquisitions have all been recorded using the purchase method of accounting.

         On August 3, 1999, we completed the acquisition of the assets of C&J Trucking, Inc. and affiliates, with collection operations throughout Eastern Massachusetts and Southern New Hampshire. The acquired assets also include two transfer stations located in Londonderry, New Hampshire and Lynn, Massachusetts, which are initially expected to handle in excess of 1,000 tons of waste per day. On July 6, 1999, we acquired Eastern Trans-Waste of Maryland, Inc., a well-established commercial and industrial collection operation servicing the Baltimore, Maryland and Washington, D.C. region. Its operations include a 53,000 square foot transfer station located in Washington, D.C., which is permitted to operate twenty-four hours per day with no capacity restrictions. As part of its customer base, Eastern Trans-Waste serves the White House and numerous federal agencies. The total purchase price for these acquisitions is approximately $70 million, in cash and stock. The consideration paid to former stockholders of Eastern Trans-Waste of Maryland, Inc. includes 2,678,620 shares of common stock and 894 shares of newly designated Series C Preferred Stock that is automatically convertible, upon stockholder approval, into 1,576,292 shares of common stock, subject to adjustment in the event of a stock dividend, subdivision or combination of Waste Systems's common stock or a capital reorganization, merger or consolidation of Waste Systems or the sale of all or substantially all of Waste Systems's assets. The Series C Preferred Stock has substantially the same terms as the common stock, other than: (1) a liquidation preference equal to $11,615 per share, subject to adjustment, and (2) a per share put right, exercisable in the event that stockholder approval for the Series C conversion is not obtained by October 30, 1999, equal to the sum of the liquidation preference amount and interest accrued thereon at 8% per annum from July 2, 1999 per share. We intend to hold a special meeting of the stockholders before October 30, 1999 to consider and vote on stockholder approval of the Series C conversion.

         The acquisitions are expected to add annualized revenues of approximately $30 million and will be recorded using the purchase method of accounting. As a result, we believe that we are poised to continue our growth in these areas and to enhance our profitability through the implementation of operating efficiencies.

New Revolving Credit Facility

         On July 22, 1999, we entered into a $25 million revolving credit facility with BankNorth Group, N.A. to fund acquisitions and for general working capital purposes. No credit has been drawn to date, but any debt incurred under this credit facility is secured debt that is guaranteed by our subsidiaries. The revolving credit agreement has a term of three years, provides for an interest rate based on LIBOR, and includes other terms and conditions customary for secured revolving credit facilities.

Private Placement of up to 2,857,143 shares of common stock

         On July 30, 1999, we completed an initial closing of a private placement in which we issued 571,429 shares of common stock for aggregate consideration of $4 million, and on August 2, 1999, we completed a subsequent closing of the private placement in which we issued an additional 1 million shares of common stock for aggregate additional proceeds of $7 million. The proceeds from the private placement will be used for potential future acquisitions and general working capital purposes. We anticipate holding additional subsequent closings under the private placement for the issuance of an additional 1,285,714 shares, for a total of 2,857,143 shares at a subscription price of $7 per share, resulting in gross total private placement proceeds of $20 million. The subscription agreements under which these shares have been or may be sold obligate us to file a shelf registration statement for the resale of the shares. Accordingly, we intend to file with the Securities and Exchange Commission by not later than October 28, 1999 a shelf registration statement for the resale of these shares, and to cause that registration statement to become effective on or before January 26, 2000.


                           DESCRIPTION OF SENIOR NOTES

The following section "Description of Senior Notes" contains certain terms that are defined in the indenture. We have included the relevant definitions in the subsection to this section entitled "-- Certain Definitions." The following section should be read in conjunction with the information provided in the "Prospectus Summary" section of this prospectus under the heading "Summary of Terms of the Senior Notes".

Subsidiary Guarantees

         Payment of the principal of, premium, if any, and interest on the Senior Notes, when and as the same become due and payable, will be guaranteed jointly and severally, on a senior unsecured basis by each of the following subsidiary guarantors of Waste Systems:

                                        BioSafe Systems, Inc.
                                        Community Refuse Service, Inc.
                                        Mostoller Landfill, Inc.
                                        Palmer Resource Recovery Corp.
                                        WSI Burlington Transfer Station, Inc.
                                        WSI Camden Transfer Station, Inc.
                                        WSI Harrisburg Hauling, Inc.
                                        WSI Hopewell Landfill, Inc.
                                        WSI Maryland Holdings, Inc.
                                        Eastern Trans-Waste of Maryland, Inc.
                                        WSI of Massachusetts Hauling, Inc.
                                        WSI Massachusetts Holdings, Inc.
                                        WSI Massachusetts Recycling, Inc.
                                        WSI Medical Waste Systems Inc.
                                        WSI Moretown Landfill, Inc.
                                        WSI New York Holdings, Inc.
                                        WSI of New York, Inc.
                                        WSI Oxford Transfer Station, Inc.
                                        WSI Pennsylvania Holdings, Inc.
                                        WSI Altoona Hauling, Inc.
                                        WSI Somerset Hauling, Inc.
                                        WSI of South Hadley, Inc.
                                        WSI St. Johnsbury Transfer Station, Inc.
                                        WSI Vermont Holdings, Inc.
                                        WSI of Vermont, Inc.
                                        WSI Waitsfield Transfer Station, Inc.

The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited so as not to constitute a fraudulent conveyance or fraudulent transfer under applicable law. Please refer to the "Risk Factors" section of this prospectus under the heading "--A court may declare the subsidiary guarantees void, subordinated or take other actions detrimental to you."

         The indenture requires that each of Waste Systems's current and future Restricted Subsidiaries be a subsidiary guarantor. As of the date of this prospectus, each of the subsidiaries of Waste Systems listed above is a
Restricted Subsidiary. The indenture permits Waste Systems, in certain circumstances, to establish "Unrestricted Subsidiaries" which do not guarantee the Senior Notes. Any subsidiary guarantor that is designated an Unrestricted Subsidiary in accordance with the terms of the indenture shall be free from any subsidiary guarantee or, if previously a Restricted Subsidiary, released from and relieved of its obligations under its subsidiary guarantee, according to a supplemental indenture satisfactory to the trustee.

         The indenture provides that no subsidiary guarantor may merge with or into or consolidate with any other person or convey, sell, assign, transfer, lease or otherwise dispose of all or substantially all its properties and assets to any other Person, other than Waste Systems or a Wholly Owned Restricted Subsidiary, unless (1) immediately after the transaction, and giving effect to the transaction, no Default or Event of Default has occurred and is continuing;
(2) the transaction was subject to, and consummated in compliance with, as appropriate, either the covenant described under the caption "--Certain
Covenants--Limitation on Asset Sales" or the covenant described under the caption "--Merger, Consolidation and Sale of Assets"; and (3) Waste Systems shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction complies with the above provisions and that all conditions precedent relating to the transaction have been complied with.

         The indenture further provides that, in the event of (a) a sale, transfer or other disposition of all of the capital stock of a subsidiary guarantor to a Person that is not an Affiliate of Waste Systems, the net proceeds of which are applied by Waste Systems in accordance with the applicable provisions of the indenture; (b) a sale, transfer or other disposition of all or substantially all of the assets of a subsidiary guarantor to a Person that is not an Affiliate of Waste Systems, the Net Cash Proceeds of which are applied by Waste Systems in accordance with the "Limitation on Asset Sales" covenant; or
(c) the designation of the subsidiary guarantor as an Unrestricted Subsidiary, in any the case in compliance with the terms of the indenture, then the subsidiary guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its subsidiary guarantee without any further action on the part of the trustee or any holder of the Senior Notes.

Redemption

         Mandatory Redemption. The Senior Notes will not be subject to any mandatory sinking fund redemption before maturity.

         Optional Redemption. The Senior Notes will be redeemable at our option, in whole or in part, at any time on or after March 2, 2003, upon not less than 30 nor more than 60 days prior notice mailed by first class mail to each Senior Note holder's last address as it appears in the security register. The Senior Notes will be redeemable at the prices, expressed as percentages of the principal amount of the Senior Notes, set forth below, plus in each case accrued and unpaid interest, if any, to the date of redemption, if redeemed during the periods set forth below (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date):

       Applicable Period.......................................    Percentage

       From March 2, 2003 to March 1, 2004.....................      106   7/8%
       From March 2, 2004 to March 1, 2005.....................      103  7/16%
       From March 2, 2005 to January 14, 2006..................      101  23/32%
       January 15, 2006 (Maturity).............................      100  23/32%

         In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange or automated quotation system, if any, on which the Senior Notes are listed or, if the Senior Notes are not listed on a national securities exchange or automated quotation system, by lot or by any other method as the trustee in its sole discretion shall deem to be fair and appropriate; provided that no Senior Note of $10,000 in principal amount or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to the Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. Such new Senior Notes can be obtained at the offices of the paying agents and transfer agents.

Ranking

         The Senior Notes and the subsidiary guarantees will be senior unsecured obligations of the respective obligors and will rank equally in right of payment with all other existing and future senior unsecured obligations of Waste Systems and the subsidiary guarantors, respectively. The Senior Notes and the subsidiary guarantees will be effectively subordinated to all of Waste Systems's and our subsidiaries' secured debt, including amounts outstanding under any bank credit facility and Capital Lease Obligations, to the extent of the value of the assets securing such loans. The Senior Notes will also be structurally subordinated to all liabilities, including trade payables, of any subsidiaries that are not subsidiary guarantors. As of March 31, 1999, Waste Systems and the subsidiary guarantors had approximately $52.1 million of consolidated debt and Capital Lease Obligations outstanding other than the Senior Notes, excluding accounts payable, of which none would have been senior secured debt of a subsidiary guarantor and $1.3 million were Capital Lease Obligations. Subject to particular limitations, Waste Systems and our Restricted Subsidiaries may incur additional Indebtedness in the future.

Change of Control

         In the event of a Change of Control, each holder of Senior Notes will have the right to require that Waste Systems purchase the holder's Senior Notes, in whole or in part in integral multiples of $10,000, at a purchase price in cash equal to 101% of the aggregate principal amount plus accrued and unpaid interest, if any, to the date of purchase. This purchase price is referred to in the indenture as the "Change of Control Purchase Price," in accordance with the terms set forth in the indenture, which is referred to in the indenture as the "Change of Control Offer."

         Within 30 days following any Change of Control, Waste Systems will notify the trustee and will mail a notice to each holder by first class mail, postage prepaid, at the address of the holder appearing in the security register stating, among other things: (1) that a Change of Control has occurred and that the holder has the right to require Waste Systems to purchase the holder's Senior Notes at the Change of Control Purchase Price in cash, subject to the right of holders of record on a record date to receive interest on the relevant interest payment date; (2) the repurchase date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed or any later date as is necessary to comply with requirements under the Exchange Act; (3) that any Senior Note not tendered will continue to accrue interest; (4) that unless Waste Systems defaults in the payment of the Change of Control Purchase Price, any Senior Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and (5) the procedures determined by Waste Systems, consistent with the indenture, that a holder must follow to accept the Change of Control Offer or withdraw his, her or its acceptance.

         Waste Systems will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Senior Notes according to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of the indenture, Waste Systems will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations described in the indenture by complying with applicable securities laws and regulations.


         The term "Change of Control" includes, among other transactions, a disposition of "all or substantially all" of the property and assets of Waste Systems. The phrase "all or substantially all" as used in the indenture when referring to the disposition of property or assets, varies according to the facts and circumstances of the subject transaction. This phrase has no clearly established meaning under the law which governs the indenture, New York law, and is subject to judicial interpretation. Accordingly, in some circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether Waste Systems is required to make an offer to repurchase the Senior Notes as described above.

         If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the purchase price for all of the Senior Notes that might be tendered by holders of the Senior Notes seeking to accept the Change of Control Offer. Our failure to make or consummate the Change of Control Offer or pay the applicable Change of Control Purchase Price when due would result in an Event of Default and would give the trustee and the holders of the Senior Notes the rights described below under the heading "--Events of Default."

         The existence of a holder's right to require Waste Systems to purchase the holder's Senior Notes upon a Change of Control may deter a third party from acquiring Waste Systems in a transaction that constitutes a Change of Control.

         The definition of "Change of Control" in the indenture is limited in scope. The provisions of the indenture may not afford holders of Senior Notes the right to require Waste Systems to repurchase the Senior Notes in the event of a highly leveraged transaction or particular transactions with our management or our affiliates, including a reorganization, restructuring, merger or similar transaction involving Waste Systems, including, in some circumstances, an acquisition of Waste Systems by management or our affiliates, that may adversely affect holders of the Senior Notes, if the transaction is not a transaction defined as a Change of Control. A transaction involving our management or our affiliates, or a transaction involving a recapitalization of Waste Systems, would result in a Change of Control if it is the type of transaction specified in the definition.

         Waste Systems will not, and will not permit any Restricted Subsidiary to, create any restriction, other than restrictions existing under Indebtedness as in effect on the Closing Date or in refinancings of Indebtedness in effect, that would materially impair the ability of Waste Systems to make a Change of Control Offer to purchase the Senior Notes or, if a Change of Control Offer is made, to pay for the Senior Notes tendered for purchase.

Certain Covenants

         The indenture contains certain covenants for the benefit of the holders of the Senior Notes, including, without limitation, the following:

Limitation on Indebtedness and Issuance of Preferred Stock.

         (a)......Waste  Systems  will  not,  and  will  not  permit  any of our
Restricted Subsidiaries to, Incur any Indebtedness, including Acquired Indebtedness, and Waste Systems will not issue any Disqualified Stock and will not permit any of our Restricted Subsidiaries to issue any shares of Preferred Stock or Disqualified Stock; provided, however, that: (1) Waste Systems may Incur Indebtedness which is expressly subordinate and junior in right of payment to the Senior Notes, and (2) Waste Systems and our Restricted Subsidiaries may Incur Indebtedness, including Acquired Indebtedness, or issue Disqualified Stock if:

               (A) the Consolidated Fixed Charge Coverage Ratio for Waste Systems's most recently ended full fiscal quarter for which financial statements are available immediately preceding the date on which the Indebtedness is Incurred or the Disqualified Stock is issued would have been at least 1.5 to 1, if the last day of such fiscal quarter is on or before December 31, 1999, or at least 2 to 1, if the last day of such fiscal quarter is on or after January 1, 2000, in each case determined on a pro forma basis in the manner set forth in the immediately following full paragraph; and

               (B) no Default or Event of Default has occurred and is continuing


         In making the preceding calculation referred to in subparagraph (A) above, pro forma effect will be given to: (1) the incurrence of the Indebtedness or the issuance of Disqualified Stock and, if applicable, the application of the net proceeds therefrom, including to refinance other Indebtedness, as if the Indebtedness or Disqualified Stock was Incurred or issued, as the case may be, and the application of the proceeds occurred at the beginning of the quarter;
(2) the Incurrence, issuance, repayment or retirement of any other Indebtedness or Disqualified Stock, as the case may be, by Waste Systems or our Restricted Subsidiaries since the first day of the quarter as if the Indebtedness or Disqualified Stock, as the case may be, was Incurred, issued, repaid or retired at the beginning of the quarter; and (3) the acquisition, whether by purchase, merger or otherwise, or disposition, whether by sale, merger or otherwise, of any company, entity or business acquired or disposed of by Waste Systems or our Restricted Subsidiaries, as the case may be, since the first day of the quarter, as if the acquisition or disposition occurred at the beginning of such quarter. In making a computation under the preceding clause (1) or (2), (x) interest on Indebtedness bearing a floating interest rate will be computed as if the rate in effect on the date of computation had been the applicable rate for the entire quarter, (y) if the Indebtedness bears, at the option of Waste Systems, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of Waste Systems, either the fixed or floating rate and (z) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of the Indebtedness during such quarter.

         Waste Systems's Consolidated Fixed Charge Coverage Ratio for the quarter ended March 31, 1999 was (2.34) to 1.

         (b)......Notwithstanding the preceding paragraph (a), Waste Systems and any of our Restricted Subsidiaries may Incur each and all of the following ("Permitted Indebtedness"):

                  (1) Indebtedness under the Credit Facility and one or more loan or credit agreements with one or more banks or financial institutions;  provided,  that the  aggregate  principal  amount of all
         Indebtedness of Waste Systems and our Restricted Subsidiaries outstanding under all credit facilities after giving effect to the Incurrence does not exceed an amount equal to the greater of (A) $25 million and (B) an amount as, when added to all other Indebtedness then outstanding, would result in total Indebtedness equal to twenty times the Adjusted EBITDA of Waste Systems for the most recently ended fiscal quarter for which financial statements are available immediately preceding the date on which the Indebtedness was incurred, calculated on a pro forma basis in the manner described in the penultimate paragraph of subsection (a) above, minus in either case (x) the aggregate amount of all mandatory repayments of the principal of any term Indebtedness under a credit facility made by Waste Systems or any of our Restricted Subsidiaries after the second anniversary of the date of the indenture, except for repayments in connection with refinancing Indebtedness permitted under clause (7) below, and (y) without duplication, the aggregate amount of all Net Cash Proceeds of Asset Sales applied by Waste Systems or any of our Restricted Subsidiaries to permanently reduce the Indebtedness or commitments under the credit facilities pursuant to the "Limitation on Asset Sales" covenant;

                  (2)  Indebtedness   of  Waste  Systems  and  its   Restricted
         Subsidiary   Guarantors   represented  by  the  Senior  Notes  and  the
         subsidiary guarantees;

                  (3)  Existing Indebtedness;

                  (4) Indebtedness owed by Waste Systems to any Wholly-Owned Restricted Subsidiary or owed by a subsidiary guarantor to Waste Systems or any Wholly-Owned Restricted Subsidiary; provided, that the Indebtedness is held by Waste Systems or the Restricted Subsidiary and constitutes Subordinated Indebtedness; provided further, that the incurrence of such Indebtedness does not violate the "Limitation on Restricted Payments" covenant;

                  (5) Indebtedness of Waste Systems or any Restricted Subsidiary arising with respect to Interest Rate Agreement Obligations and Currency Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk or currency risk;

                  (6)  Indebtedness  incurred  by  Waste  Systems  or any of its
         Restricted Subsidiaries regarding letters of credit, bankers' acceptances, surety or performance bonds or other instruments issued in the ordinary course of business in amounts and for purposes customary in Waste Systems's industry;

                  (7) Refinancing Indebtedness incurred by Waste Systems or any of the Restricted Subsidiaries in connection with or given in exchange for the renewal, extension, modification, amendment, refunding, defeasance, refinancing or replacement of any of the Senior Notes or any Existing Indebtedness or any Indebtedness issued after the Closing Date and not incurred in violation of the indenture; provided, however, that (A) the principal amount of the Refinancing Indebtedness shall not exceed the principal amount, or accreted amount, if less, of the Indebtedness so refinanced at the time outstanding, or obtainable under any outstanding credit agreement, plus the premiums paid and the reasonable expenses incurred in connection therewith; (B) with respect to Indebtedness being refinanced, the Stated Maturity of the Refinancing Indebtedness shall be not earlier than the Stated Maturity of the Indebtedness being refinanced, and the Refinancing Indebtedness shall have an Average Life at the time the Refinancing Indebtedness is incurred that is equal to or greater than the remaining Average Life of the Indebtedness being Refinanced; (C) concerning Subordinated Indebtedness of Waste Systems being refinanced, the Refinancing Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment to the Senior Notes as, the Indebtedness being refinanced; and (D) the obligor of such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced of Waste Systems or a Restricted Subsidiary;

                  (8) The Incurrence by Waste Systems or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Waste Systems or any Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

                  (9) Guarantees by Waste Systems or any Restricted Subsidiary of Indebtedness of Waste Systems or any Restricted Subsidiary that was permitted to be Incurred in conformity with another provision of this covenant;

                  (10) Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant in this section of the prospectus entitled "--Limitation on Issuances of Guarantees of Indebtedness; Additional Guarantors";

                  (11) Incurrence by Waste Systems's Unrestricted Subsidiaries, if any, of non-recourse Indebtedness; provided, however, that if any of this Indebtedness ceases to be Non-Recourse Indebtedness of an Unrestricted Subsidiary, that event shall be deemed to constitute an Incurrence of Indebtedness by a Restricted Subsidiary of Waste Systems that was not permitted by this clause;

                  (12) The accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock; provided, in each case, that the amount is included in Fixed Charges of Waste Systems as accrued; and

                  (13) Indebtedness of Waste Systems or any Restricted Subsidiary in addition to that described in clauses (1) through (12) above, and any refinancings of that Indebtedness, so long as the aggregate principal amount of all the Indebtedness Incurred according to this clause (13) does not exceed $5.0 million at any one time outstanding.

         Any Indebtedness of a Person existing at the time that Person becomes a Restricted Subsidiary, whether by merger, consolidation, acquisition or otherwise, an "Acquired Person," shall be deemed to be Incurred by each Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

         For purposes of determining compliance with this "Limitation on Indebtedness and Issuance of Preferred Stock" covenant, if an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described above, or is entitled to be Incurred according to the first paragraph of this covenant, Waste Systems will be permitted to classify, or reclassify, that item of Indebtedness on the date of its Incurrence in any manner that complies with this covenant.

Limitation on Restricted Payments. Waste Systems will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

                  (1) declare or pay any dividend on, or make any other payment or distribution on account of Waste Systems's or any of its Restricted Subsidiaries' capital stock, including, without limitation, any payment in connection with any merger or consolidation involving Waste Systems or any of its Restricted Subsidiaries, or to the direct or indirect holders of Waste Systems's or any of its Restricted Subsidiaries' capital stock in their capacity as such, other than (A) dividends or distributions payable in capital stock, other than Disqualified Stock, of Waste Systems, or (B) dividends or distributions by a Restricted Subsidiary payable to Waste Systems or another Restricted Subsidiary;

                  (2) purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving Waste Systems or any Waste Systems subsidiary, any shares of capital stock or any options, warrants or other rights to acquire shares of capital stock of Waste Systems or any Waste Systems subsidiary, other than any capital stock owned by Waste Systems or any Restricted Subsidiary of Waste Systems;

                  (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the Senior Notes or the subsidiary guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

                  (4) make any Investment, other than a Permitted Investment;

all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments," unless, at the time of and immediately after giving effect to a Restricted Payment:

         (a)      no Default or Event of Default has occurred and is continuing;

         (b) Waste Systems could Incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness pursuant to the first paragraph of the "--Limitation on Indebtedness and Issuance of Preferred Stock" covenant; and

         (c) the aggregate amount of all Restricted Payments declared or made by Waste Systems and its Restricted Subsidiaries after the date of the indenture does not exceed the sum of:

                  (1) 50% of the Consolidated Net Income of Waste Systems for the period, taken as one accounting period, from the beginning of Waste Systems's first fiscal quarter commencing after the date of the indenture to the end of Waste Systems's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, if such Consolidated Net Income for such period is a loss, less 100% of such loss, plus

                  (2)  100% of the  aggregate  Net  Proceeds  received  by Waste
         Systems since the date of the indenture from the issuance or sale, other than to a subsidiary, of capital stock of Waste Systems, other than Disqualified Stock, or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Waste Systems that have been converted into or exchanged for such equity interests, other than capital stock, or Disqualified Stock or debt securities, sold to a Waste Systems's subsidiary, plus

                  (3) to the extent that any Restricted Payment that was made after the date of the indenture is sold for cash, other than to a subsidiary, or otherwise liquidated or repaid for cash, the lesser of
         (x) the cash return of capital regarding such Restricted Payment, less the cost of disposition, if any, and (y) the initial amount of such Restricted Payment.

         In addition, so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the following payments and other actions shall be expressly permitted notwithstanding anything contained in this "Limitations on Restricted Payments" covenant described above (collectively, "Permitted Payments"):

         (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said declaration date such payment would have been permitted under the indenture and such payment shall be deemed to have been paid on such date of declaration for purposes of clause (4) of the preceding paragraph (c);

         (B) the redemption, repurchase, retirement, defeasance or other acquisition of any capital stock or any Indebtedness of Waste Systems or any Restricted Subsidiary that is subordinated in right of payment to the Senior Notes in exchange for, or out of the Net Proceeds of, the substantially concurrent sale, other than to a subsidiary, of capital stock of Waste Systems, other than any Disqualified Stock; provided that the amount of any Net Proceeds that are utilized for any redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph;

         (C) the defeasance, redemption, repurchase or other acquisition of Subordinated Indebtedness of Waste Systems or any subsidiary guarantor with the net proceeds from an Incurrence of Permitted Refinancing Indebtedness;

         (D) any purchase or defeasance of Subordinated Indebtedness of Waste Systems or any subsidiary guarantor to the extent required upon a Change of Control or Asset Sale by the indenture or other agreement or instrument pursuant to which Subordinated Indebtedness was issued, but only if Waste Systems (x) in the case of a Change of Control, has complied with our obligations under the provisions described under "--Change of Control" or (y) in the case of an Asset Sale has applied the Net Cash Proceeds from that Asset Sale in accordance with the provisions under the "Limitation on Asset Sales" covenant;

         (E)      any   Restricted  Payments  made  with  the  proceeds  of  the
substantially concurrent sale of capital stock other than Disqualified Stock;

         (F) the repurchase of capital stock of Waste Systems or any Restricted Subsidiary, including options, warrants or other rights to acquire the capital stock, from directors, officers or employees, or their nominees, of Waste Systems or our subsidiaries according to the terms of an employee benefit plan or employment agreement or similar arrangement; provided that the aggregate amount of all repurchases, net of repayments or cancellations of indebtedness as a result of repurchases, shall not exceed $0.5 million in any twelve-month period;

         (G) the repurchase by Waste Systems of 500,000 shares of the common stock from the Federal Deposit Insurance Corporation for an aggregate purchase price not to exceed $2.8 million out of the net proceeds of the sale of the Senior Notes;

         (H)......the  payment by Waste  Systems out of the net  proceeds of the sale of the Senior Notes of $20.0 million, representing the entire principal amount outstanding of Waste Systems's 13% short term notes due June 30, 1999;

         (I) the repayment by Waste Systems out of the net proceeds of the sale of the Senior Notes of capital leases and equipment notes payable outstanding on the closing date in an aggregate amount not to exceed $4.0 million;

         (J) the redemption out of the net proceeds of the sale of the Senior Notes of some of Waste Systems's 10% convertible subordinated debentures due October 6, 2000 in an aggregate principal amount not to exceed $1.85 million; and

         (K) Restricted Payments, other than a dividend or other distribution declared on any capital stock of Waste Systems or a payment to purchase, redeem or otherwise acquire or retire for value any capital stock of Waste Systems, not to exceed $5.0 million in the aggregate.

         The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Waste Systems or any Restricted Subsidiary, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the board of directors whose resolution concerning such valuation shall be delivered to the trustee. The board of directors'
determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Waste Systems shall deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Limitation on Restricted Payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Limitation on Asset Sales.

         (a) Waste Systems will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (1) Waste Systems or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold or disposed of in the Asset Sale and (2) at least 75% of such consideration consists of either cash or cash equivalents.


         (b) Within 365 days after any Asset Sale, Waste Systems may elect to apply the Net Cash Proceeds from any Asset Sale to: (1) permanently reduce or redeem amounts outstanding under the Credit Facility or any credit facility referred to in clause (b)(1) of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant or to the repayment of other senior Indebtedness of Waste Systems or a Restricted Subsidiary; and/or (2) make, or enter into a legally binding agreement to make, an Investment, in, or acquire assets and properties that will be used in the business of Waste Systems and our Restricted Subsidiaries at the Closing Date. Any balance of Net Cash Proceeds exceeding $10.0 million and not applied or invested as provided in clauses (1) and (2) within 365 days of any Asset Sale, will be deemed to constitute "Excess Proceeds" and will be applied to make an offer to purchase the Senior Notes, which is referred to as an Asset Sale Offer, to the holders of the Senior Notes. Pending the final application of any Net Cash Proceeds, Waste Systems may temporarily invest Net Cash Proceeds in cash or cash equivalents.

         For the purposes of this covenant, the following will be deemed to be cash: (x) the assumption by the transferee of Indebtedness of Waste Systems or Indebtedness of any Restricted Subsidiary of Waste Systems and the release of Waste Systems or the Restricted Subsidiary from all liability on the Indebtedness in connection with the Asset Sale, in which case Waste Systems shall, without further action, be deemed to have applied the assumed Indebtedness in accordance with clause (1) of the preceding paragraph (b), and
(y) securities received by Waste Systems or any Restricted Subsidiary of Waste Systems from the transferee that are promptly, and in any event within 120 days, converted by Waste Systems or the Restricted Subsidiary into cash.

         (c)......In  the event of an Asset Sale that requires  Waste Systems to make an Asset Sale Offer in conformity with paragraph (b) above, Waste Systems will be required to purchase the Senior Notes tendered pursuant to an offer by Waste Systems for the Senior Notes at a purchase price of 100% of their principal amount plus accrued and unpaid interest, if any, to the purchase date in accordance with the procedures, including prorating in the event of oversubscription, set forth in the indenture. If the aggregate purchase price of the Senior Notes tendered according to the offer is less than the Net Cash Proceeds allotted to the purchase of the Senior Notes, Waste Systems will apply the remaining Net Cash Proceeds to general corporate purposes not prohibited by the indenture. If the aggregate principal amount of Senior Notes validly tendered and not withdrawn by holders exceeds the Excess Proceeds, the Senior Notes to be purchased will be selected on a pro rata basis. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

         (d)......Waste Systems will comply, to the extent applicable,  with the requirements of Section 14(e) of the Exchange Act and any other applicable securities laws or regulations in connection with the repurchase of the Senior Notes pursuant to the indenture and will not be deemed to have breached its obligations under the indenture by virtue thereof.

Limitation on Liens. Waste Systems will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist any Lien on any of its assets or properties of any character, or any shares of capital stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Senior Notes and all other amounts due under the Indenture to be directly secured equally and ratably with, or before, if the obligation or liability to be secured by any Lien is subordinated in right of payment to the Senior Notes, the obligation or liability secured by any Lien.

         The preceding limitation does not apply to:

                  (1) Liens existing on the Closing Date, including Liens securing obligations under the Credit Facility or any other credit facility outstanding on the date of the indenture or permitted to be incurred under clause (b)(1) of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant;

                  (2) Liens granted after the Closing Date on any assets or capital stock of Waste Systems or our Restricted Subsidiaries created in favor of the holders;

                  (3) Liens regarding the assets of a Restricted Subsidiary granted by the Restricted Subsidiary to Waste Systems or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Waste Systems or the other Restricted Subsidiary;

                  (4) Liens securing Indebtedness which is incurred owing to Waste Systems or another Restricted Subsidiary;

                  (5) Liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be Incurred under the second paragraph of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant; provided that the Liens do not extend to or cover any property or assets of Waste Systems or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

                  (6) Liens on any property or assets of Waste Systems or any Restricted Subsidiary securing Indebtedness of Waste Systems or any
         Restricted Subsidiary permitted under the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant;

                  (7) Liens  concerning  real  property  to secure  Indebtedness
         Incurred in conformity with clause (b)(8) of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant; or

                  (8) Permitted Liens, as defined below.

Limitation on Transactions With Affiliates. Waste Systems will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with any Affiliate, other than Waste Systems or a Restricted Subsidiary of Waste Systems, unless:

                  (1) the transaction or series of transactions is on terms that are no less favorable to Waste Systems or the Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with an unrelated third party; and

                  (2) Waste Systems delivers to the trustee, (A) regarding any transaction or series of related transactions involving aggregate consideration in excess of $1.0 million, a resolution of the board of directors set forth in an officers' certificate certifying that the transaction or series of related transactions complies with this covenant and has been approved by a majority of the disinterested members of the board of directors of Waste Systems, and (B) regarding any transaction or series of transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness of the transaction to Waste Systems or any Restricted Subsidiary, from a financial point of view, issued by an accounting, appraisal or investment banking firm of national standing.

         The preceding covenant will not restrict any of the following:

                  (a) employment agreements, compensation or employee benefit arrangements, stock options or stock purchase plans or agreements with or for the benefit of any officer, director or employee of Waste Systems entered into in the ordinary course of business and approved by the board of directors of Waste Systems, including customary fringe benefits and reimbursement or advancement of out of pocket expenses, loans to employees in the ordinary course of business, and director's and officer's liability insurance and indemnification arrangements;

                  (b) any transaction solely between or among Waste Systems and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

                  (c) the payment of reasonable and customary regular fees to directors of Waste Systems or any Restricted Subsidiary who are not employees of Waste Systems or any Restricted Subsidiary;

                  (d) any Restricted Payment not prohibited by the "Limitation on Restricted Payments" covenant;

Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries. Waste Systems will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of capital stock of a Restricted Subsidiary, including options, warrants or other rights to purchase shares of capital stock, except:

                  (1)  to Waste Systems or a Wholly Owned Restricted Subsidiary;

                  (2) issuances of director's qualifying shares or sales to foreign nationals of shares of capital stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

                  (3) if, immediately after giving effect to any issuance or sale, the Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in that Person remaining after giving effect to the issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of the issuance or sale; or

                  (4) the issuance or sale of common stock of any Restricted Subsidiaries if the proceeds thereof are applied in accordance with the "Limitation on Asset Sales" covenant.

Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. Waste Systems will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

                  (1) pay dividends, in cash or otherwise, or make any other distributions permitted by applicable law on or in respect of its capital stock,

                  (2) pay any Indebtedness owed to Waste Systems or any other Restricted Subsidiary,

                  (3) make loans or advances to Waste Systems or any other Restricted Subsidiary,

                  (4) transfer any of its property or assets to Waste Systems or any other Restricted Subsidiary, or

                  (5) Guarantee Indebtedness of Waste Systems or any other Restricted Subsidiary.

         The preceding provisions shall not restrict any encumbrances or restrictions under or as a result of any of the following:

                  (a) any agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacement of those agreements; provided that the encumbrances and restrictions in any extensions, refinancings, renewals or replacements are no less favorable to Waste Systems or any Restricted Subsidiary than those encumbrances or restrictions in the original agreement;

                  (b) existing under or as a result of applicable law;

                  (c) the indenture, the Senior Notes and the subsidiary guarantees;

                  (d) with respect to any Person or the property or assets of a Person acquired by Waste Systems or any Restricted Subsidiary, existing at the time of the acquisition and not incurred in contemplation of any acquisition, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than the Person or the property or assets of the Person so acquired;

                  (e) in the case of clause (4) of the first paragraph of this "Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant,

                           (1) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

                           (2) existing by virtue of any transfer of,  agreement
                  to transfer, option or right with respect to, or Lien on any property or assets of Waste Systems or any Restricted Subsidiary not otherwise prohibited by the indenture, or

                           (3) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Waste Systems or any Restricted Subsidiary in any manner material to Waste Systems or any Restricted Subsidiary;

                  (f) with respect to a Restricted Subsidiary and imposed according to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of, or property and assets of, that Restricted Subsidiary;

                  (g) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing the Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

                  (h) provisions concerning the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

                  (i) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

                  (j) restrictions imposed with respect to a subsidiary of Waste
         Systems imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of such subsidiary, provided that the disposition will comply with the covenant entitled "Limitation on Asset Sales."

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Waste Systems or any Restricted Subsidiary from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or restricting the sale or other disposition of property or assets of Waste Systems or any of its Restricted Subsidiaries that secure Indebtedness of Waste Systems or any of its Restricted Subsidiaries.

Limitation on Sale-Leaseback Transactions. Waste Systems will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, where Waste Systems or a Restricted Subsidiary sells or transfers assets or properties and then or thereafter leases the transferred assets or properties or any part thereof or any other assets or properties which Waste Systems or a Restricted Subsidiary, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

         The  preceding   restriction  does  not  apply  to  any  sale-leaseback
transaction if:

                  (1) Waste Systems or the Restricted Subsidiary could have Incurred Indebtedness in an amount equal to the attributable Indebtedness relating to the sale and leaseback transaction under the Consolidated Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "--Limitation on Indebtedness and Issuance of Preferred Stock" and Incurred a Lien to secure the Indebtedness pursuant to the covenant described above under the caption "--Limitation on Liens";

                  (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board of directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of the sale and leaseback transaction; and

                  (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Waste Systems applies the proceeds of that transaction in compliance with, the covenant described above under the caption "--Limitation on Asset Sales."

Limitation on Designation of Unrestricted Subsidiaries. Waste Systems will not designate any Waste Systems subsidiary, other than a newly created subsidiary in which no Investment in excess of $1,000 has previously been made, as an Unrestricted Subsidiary under the indenture after the Closing Date unless:

                  (1) no Default shall have occurred and be continuing at the time of or after giving effect to the designation as an Unrestricted Subsidiary; and

                  (2) Waste Systems would not be prohibited under the indenture from making an Investment at the time of the designation in an amount equal to the fair market value of the Restricted Subsidiary on that date.

         If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by Waste Systems and our Restricted Subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "--Limitation on Restricted Payments" for all purposes of the indenture in the requisite amount. The indenture will further provide that neither Waste Systems nor any Restricted Subsidiary shall at any time (x) provide a Guarantee of or similar undertaking, including any undertaking, agreement or instrument evidencing any Indebtedness, concerning any Indebtedness of an Unrestricted Subsidiary; provided that Waste Systems and our Restricted Subsidiaries may pledge capital stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis in order that the pledgee has no claim whatsoever against Waste Systems other than to obtain the pledged property; or (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary, except to the extent permitted under the covenants described above under the "Limitation on Restricted Payments" covenant.

         Waste Systems will not revoke any designation of a subsidiary as an Unrestricted Subsidiary, unless:

                  (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

                  (2) all Liens and Indebtedness of that Unrestricted Subsidiary outstanding immediately following that revocation shall be deemed to have been incurred at that time and shall have been permitted to be incurred for all purposes of the indenture.

         All requisite designations and requisite revocations must be evidenced by resolutions of the board of directors of Waste Systems delivered to the trustee certifying compliance with the preceding provisions.

Limitation on Issuances of Guarantees of  Indebtedness;  Additional  Guarantors.
Waste Systems will not permit any of its Restricted Subsidiaries, directly or indirectly, to guarantee or pledge any assets to secure the payment of any Indebtedness of Waste Systems under any credit facility unless the Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the guarantee of the payment of the Senior Notes by the Restricted Subsidiary on a senior unsecured basis.

         Notwithstanding the preceding paragraph, each subsidiary guarantee of the Senior Notes will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described above under the caption "--Subsidiary Guarantees."

Reports. Whether or not required by the Securities and Exchange Commission, so long as any Senior Notes are outstanding, Waste Systems will furnish to the holders of the Senior Notes, within the time periods specified in the Securities and Exchange Commission's rules and regulations:

                  (1) all quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if Waste Systems were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Waste Systems's certified independent accountants; and

                  (2) all current reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if Waste Systems were required to file these reports.

         If Waste Systems has designated any of its subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes, and in
"Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of Waste Systems and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Waste Systems.

         In addition, whether or not required by the Securities and Exchange Commission, Waste Systems will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Securities and Exchange Commission for public availability within the time periods specified in the Securities and Exchange Commission's rules and regulations, unless the
Securities and Exchange Commission will reject such a filing, and make such information available to securities analysts and prospective investors upon request.

Additional Covenants. The indenture will also contain covenants concerning the following matters:

         o payment of principal, premium and interest;

         o maintenance of an office or agency in the City of New York;

         o maintenance of corporate existence; and

         o provision of financial statements.

Merger, Consolidation or Sale of Assets

         Waste Systems will not consolidate with or merge with or into, or convey or transfer or lease in one transaction or a series of related transactions, all or substantially all of its assets to, another Person unless:

                  (1) the resulting, surviving or transferred successor corporation is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and, if other than Waste Systems, assumes by supplemental indenture all the obligations of Waste Systems under the Senior Notes and the indenture;

                  (2) immediately after giving effect to the transaction, no Default or Event of Default exists; and

                  (3) immediately after giving pro forma effect to the transaction and any related financing transactions, the successor corporation would be permitted to incur at least $1.00 of Indebtedness according to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant.

         The successor corporation shall be the successor to Waste Systems under the indenture, and in the case of any transfer, Waste Systems shall be released from its obligations under the indenture and the Senior Notes. Notwithstanding the preceding, this "Merger, Consolidation and Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Waste Systems and any of its Wholly Owned Restricted Subsidiaries or any of the subsidiary guarantors.

Events of Default

         Each of the following constitutes an event of default under the indenture:

                  (a) Default for 30 days in the payment when due of interest on any Senior Note, whether or not prohibited by the subordination provisions of the indenture;

                  (b) Default in the payment when due of principal of or premium, if any, with respect to any Senior Note at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

                  (c) failure by Waste Systems or any Restricted Subsidiaries to comply with the provisions described under the captions "--Merger, Consolidation and Sale of Assets" and "--Change of Control" and under the covenants described under "--Certain Covenants--Limitation on Asset Sales," "--Limitation on Restricted Payments" or "--Limitation on Indebtedness and Issuance of Preferred Stock" above;

                  (d) failure by Waste Systems to observe or perform any of its non-payment covenants or agreements contained in the indenture, other than a default in the performance, or breach, of a covenant or agreement specifically described in paragraph (c) above, and such default continues for 30 days after notice.

                  (e) Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Waste Systems or any Restricted Subsidiaries, or the payment of which is Guaranteed by Waste Systems or any Restricted Subsidiaries, whether the Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

                       (1) is caused by a failure to pay principal of or premium, if any, or interest on the Indebtedness before the expiration of the grace period provided in that Indebtedness on the date of the default (a "Payment Default"); or

                       (2) results in the acceleration of the Indebtedness before its express maturity;

         and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

                  (f) any judgment or decree for the payment of money in excess of $5.0 million, to the extent not covered by insurance, is entered against Waste Systems or a Restricted Subsidiary, remains outstanding for a period of 60 days after the judgment or decree becomes final and non-appealable, and is not discharged, waived or the execution thereof stayed for a period of 10 days after notice;

                  (g) except as permitted by the indenture, any subsidiary guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any subsidiary guarantor, or any Person acting on behalf of any subsidiary guarantor, shall deny or disaffirm its obligations under its subsidiary guarantee; and

                  (h) specific events of bankruptcy, insolvency or reorganization of Waste Systems or a subsidiary guarantor. However, a default under clause (d), (e) or (f) above will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the outstanding Senior Notes notify Waste Systems of the Default and Waste Systems does not cure the Default within the time specified after receipt of such notice.

         If an Event of Default, other than as specified in clause (h) above, occurs and is continuing, the trustee may, and at the request of at least 25% in principal amount of the outstanding Senior Notes shall, by notice to Waste Systems declare the principal of and accrued and unpaid interest, if any, on all the Senior Notes to be immediately due and payable. Upon a declaration, principal and accrued and unpaid interest shall be due and payable immediately. If an Event of Default relating to particular events of bankruptcy, insolvency or reorganization of Waste Systems occurs and is continuing, then the principal of and accrued and unpaid interest, if any, on all the Senior Notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. Under certain circumstances, the holders of a majority in principal amount of the outstanding Senior Notes may (1) rescind acceleration concerning the Senior Notes and their consequences and (2) waive, on behalf of the holders of all of the Senior Notes, any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of or premium, if any, regarding the Senior Notes.

         Subject to the provisions of the indenture relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless the holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder may pursue any remedy concerning the indenture or the Senior Notes unless:

                  (1) the holder has previously given the trustee notice that an Event of Default is continuing;

                  (2) holders of at least 25% in principal amount of the outstanding Senior Notes have requested the trustee to pursue the remedy;

                  (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

                  (4) the trustee has not complied with a request within 60 days after the receipt of the request and the offer of security or indemnity; and

                  (5) the holders of a majority in principal amount of the outstanding Senior Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with the request within the 60-day period.

Subject to specific restrictions, the holders of a majority in principal amount of the outstanding Senior Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or to exercise any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

         The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on, any Senior Note, the trustee may withhold notice if and so long as its board of directors, a committee of its board of directors or a committee of its trust officers in good faith determines that withholding notice is in the interests of the holders of the Senior Notes. In addition, Waste Systems is required to deliver to the trustee, within 90 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Waste Systems also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which constitute certain Defaults.

         In the case of any Event of Default occurring as a result of any willful action or inaction taken or not taken by or on behalf of Waste Systems with the intention of avoiding payment of the premium that Waste Systems would have had to pay if Waste Systems then had elected to redeem the Senior Notes in conformity with the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs before March 2, 2003 as a result of any willful action, or inaction, taken, or not taken, by or on behalf of Waste Systems with the intention of avoiding the prohibition on redemption of the Senior Notes before March 2, 2003, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

Defeasance

Legal Defeasance. Waste Systems, at its option and at any time may terminate all its obligations discharged with respect to the outstanding Senior Notes and the indenture and all obligations of the subsidiary guarantors may be discharged with respect to the subsidiary guarantees except for:

                  (1) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due;

                  (2) Waste Systems's obligations to issue temporary Senior Notes, register the transfer or exchange of any Senior Notes, replace mutilated, destroyed, lost or stolen Senior Notes and maintain an office or agency for payments in respect of the Senior Notes outstanding and hold the payments in trust;

                  (3) the rights, powers, trusts, duties and immunities of the trustee, and Waste Systems's obligations in connection therewith; and

                  (4) the legal defeasance provisions of the indenture.

Covenant Defeasance. Waste Systems may, at its option and at any time, elect to have the obligations of Waste Systems and the subsidiary guarantors released with regard to specific covenants set forth in the indenture and described under "--Certain Covenants" above and, after release, any omission to comply with these covenants shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events, described under "--Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

         In order to exercise either legal defeasance or covenant defeasance:

                  (1) Waste Systems must irrevocably deposit or cause to be deposited with the trustee, as trust funds in trust, for the benefit of the holders of the Senior Notes, cash in United States dollars, noncallable United States government obligations or a combination of the above, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, of the principal, premium, if any, or installment of interest and Waste Systems must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date;

                  (2) no Default or Event of Default has occurred and is continuing either: (A) on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit; or (B) insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

                  (3) the legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under any material agreement or instrument, other than the indenture, to which Waste Systems or any subsidiary guarantor is a party or by which it is bound;

                  (4) in the case of legal defeasance, Waste Systems must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (A) Waste Systems has received from, or there has been published by, the Internal Revenue Service a ruling or
         (B) since the date of the indenture, there has been a change in applicable federal income tax law, in either case to the effect, and based thereon such opinion of counsel shall confirm, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of the legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

                  (5) in the case of covenant defeasance, Waste Systems must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

                  (6) Waste Systems must deliver to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

                  (7) Waste Systems must deliver to the trustee an officers' certificate stating that the deposit was not made by Waste Systems with the intent of preferring the holders of Senior Notes over the other creditors of Waste Systems with the intent of defeating, hindering, delaying or defrauding creditors of Waste Systems or others; and

                  (8) Waste Systems must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and Discharge of the Indenture

         The indenture will cease to be of further effect, except as otherwise expressly provided for in the indenture, when either all outstanding Senior Notes have been delivered, other than lost, stolen or destroyed Senior Notes which have been replaced, to the trustee for cancellation or all outstanding Senior Notes have become due and payable, whether at maturity or as a result of the mailing of a notice of redemption pursuant to the terms of the indenture and Waste Systems has irrevocably deposited with the trustee funds sufficient to pay at maturity or upon redemption all outstanding Senior Notes, including interest thereon, other than lost, stolen, mutilated or destroyed Senior Notes which have been replaced, and, in either case, Waste Systems has paid all other sums payable under the indenture. The trustee is required to acknowledge satisfaction and discharge of the indenture on demand of Waste Systems accompanied by an officer's certificate and an opinion of counsel at the cost and expense of Waste Systems.

Transfer and Exchange

         Upon any transfer of a Senior Note, the registrar may require a holder to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The registrar is not required to transfer or exchange any Senior Notes selected for redemption nor is the registrar required to transfer or exchange any Senior Notes for a period of 15 days before a selection of Senior Notes to be redeemed. The registered holder of a Senior Note may be treated as the owner of it for all purposes.

Amendments and Waivers

         Except as set forth in this prospectus, the indenture and any subsidiary guarantee may be modified and amended by Waste Systems, each subsidiary guarantor and the trustee with the consent of the holders of a majority in aggregate principal amount of the Senior Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the Senior Notes then outstanding. However, without the consent of each holder of an outstanding Senior Note affected, no amendment or waiver may, among other things,

                  (1) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver;

                  (2) reduce the rate of or extend the time for payment of interest on any Senior Note;

                  (3) reduce the principal of or extend the Stated Maturity of any Senior Note;

                  (4)  reduce  the  premium   payable  upon  the  redemption  or
         repurchase of any Senior Note or change the time at which any Senior Note may be redeemed as described under "Redemption" above;

                  (5) make any Senior Note payable in money other than that stated in the Senior Note;

                  (6) impair the right of any holder to receive payment of principal of and interest on the holder's Senior Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or concerning the holder's Senior Notes;

                  (7) make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Default or the rights of holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes;

                  (8) waive a redemption payment concerning any Senior Note; or

                  (9) make any change in the preceding amendment and waiver provisions.

         In addition, any amendment to, or waiver of, the provisions of the indenture relating to a Change of Control or the Change of Control Offer that adversely affects the rights of the holders of the Senior Notes will require the consent of the holders of at least 75% in aggregate principal amount of Senior Notes then outstanding.

         Notwithstanding the preceding, without the consent of any holder of Senior Notes, Waste Systems, the subsidiary guarantors and the trustee may amend or supplement the indenture or the Senior Notes:

                  (1) to cure any ambiguity, defect or inconsistency; provided that those actions do not adversely affect the interests of holders of the Senior Notes in any material respect;

                  (2) to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes;

                  (3) to provide for the assumption by a successor corporation of Waste Systems's obligations to holders of Senior Notes in the case of a merger or consolidation or sale of all or substantially all of Waste Systems's assets;

                  (4) to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not adversely affect the legal rights under the indenture of any holder;

                  (5) to comply with any requirement of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

                  (6) to add additional Events of Default;

                  (7) to evidence and provide for the acceptance of appointment under the indenture by a successor trustee;

                  (8) to secure the Senior Notes; and

                  (9) to add new subsidiary guarantors or release subsidiary guarantors in accordance with the terms of the indenture.

Concerning the Trustee

         IBJ Whitehall Bank & Trust Company is to be the trustee under the indenture and has been appointed by Waste Systems as registrar and paying agent with regard to the Senior Notes. The trustee's current address is One State Street, New York, New York 10004.

         The indenture contains certain limitations on the rights of the trustee, should it become a creditor of Waste Systems, to obtain payment of claims in particular cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions, however, if it acquires any conflicting interest, as defined, it must eliminate any conflict or resign.

         The holders of a majority in aggregate principal amount of the then-outstanding Senior Notes issued under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. The indenture provides that in case an Event of Default shall occur, which shall not be cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to this limitation, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the Senior Notes issued under the indenture unless they shall have offered to the trustee security and indemnity satisfactory to it.

Governing Law

         The indenture provides that it and the Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

         "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person is merged with or into Waste Systems or becomes a Restricted Subsidiary or assumed by Waste Systems or a Restricted Subsidiary in connection with the acquisition of assets from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such acquisition of assets.

         "Adjusted EBITDA" means, with respect to Waste Systems and the Restricted Subsidiaries for any period, the EBITDA of Waste Systems and the Restricted Subsidiaries for such period plus the following: (a) one-time charges incurred during such period associated with the write-off of landfill development costs; (b) costs incurred during such period associated with the integration of acquired companies and businesses into Waste Systems's operations, including, without limitation, costs related to termination and retention of employees, lease termination costs, costs related to the integration of information systems, and costs related to the change of the name of the acquired company or business; and (c) restructuring costs incurred during such period.

         "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with," of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Asset Sale" means any sale, issuance, lease, conveyance, transfer or other disposition, including, without limitation, by way of merger or consolidation, collectively, a "transfer," by Waste Systems or any Restricted Subsidiary, other than to Waste Systems or a Restricted Subsidiary and other than directors' qualifying shares, directly or indirectly, in one transaction or in a series of related transactions of (a) any capital stock, other than Disqualified Stock, of any Restricted Subsidiary, (b) all or substantially all of the properties and assets of Waste Systems and its Restricted Subsidiaries representing a division or line of business or (c) any other properties or assets of Waste Systems or any Restricted Subsidiary, other than in the ordinary course of business; provided, however, the following transactions shall not be deemed Asset Sales:

                  (1) the transfer of accounts receivable (or participations therein) in connection with any accounts receivables financing;

                  (2) the transfer of capital stock or Indebtedness or other securities of an Unrestricted Subsidiary;

                  (3) the transfer of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the indenture;

                  (4) the making of Restricted Payments permitted by the Restricted Payments covenant in the indenture;

                  (5) the creation or assumption of, or foreclosure thereon, a Lien securing Indebtedness to the extent that such Lien does not violate the "--Limitation on Liens" covenant above; and

                  (6) the consummation of any sale or series of related sales of assets or properties of Waste Systems and any Restricted Subsidiary having an aggregate fair market value for all such sales of less than $1 million in any fiscal year.

         "Average Life" means, as of the date of determination, concerning any Indebtedness or Preferred Stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years, rounded upwards to the nearest month, from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment regarding such Preferred Stock multiplied by the amount of such payment by (b) the sum of all such payments.

         "Business Day" means any day except Saturday, Sunday and any day on which banks in The City of New York are required or permitted by law or executive order to close.

         "Capital Lease Obligation" means, with respect to any Person, an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease before the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Capital Stock" of any Person means any and all shares, interests, partnership interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, the equity of such Person, including any Preferred Stock, but excluding debt securities convertible into such equity.

         "Cash Equivalents" means:

                  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States;

                  (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services ("Standard & Poor's") or Moody's Investors Service, Inc.
         ("Moody's");

                  (c) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's or at least P-1 from Moody's;

                  (d) certificates of deposit or bankers' acceptances or, with regard to foreign banks, similar instruments, maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million;

                  (e) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above; and

                  (f)   investments   in  money   market   funds  which   invest
         substantially all their assets in securities of the types described in clauses (a) through (e) above.

        "Change of Control" means the occurrence of any of the following events:

                  (1) any "person" or "group," as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is or becomes the "beneficial owner," as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have "beneficial ownership" of all shares that any said person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of Waste Systems; or

                  (2) individuals who on the Closing Date constitute the board of directors, together with any new or successor directors whose election by the board of directors or whose nomination by the board of directors for election by Waste Systems's stockholders was approved by a vote of at least two-thirds of the members of the board of directors on the date of their election or nomination, cease for any reason to constitute a majority of the members of the board of directors then in office; or

                  (3) the sale, lease or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of Waste Systems and its Restricted Subsidiaries to any person or group, as so defined, excluding any such sale, lease or other transfer to or among Waste Systems's Restricted Subsidiaries.

         "Closing Date" means the date on which the Old Senior Notes were originally issued under the indenture.

         "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of Adjusted EBITDA of such Person for such period to the Consolidated Fixed Charges of such Person for such period; provided, however, that:

                  (1) if Waste Systems or any Restricted Subsidiary has incurred any Indebtedness since the beginning of such period and through the date of determination of the Consolidated Fixed Charge Coverage Ratio that remains outstanding or if the transaction giving rise to the need to calculate Consolidated Fixed Charge Coverage Ratio is an incurrence of Indebtedness or both, the Adjusted EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving effect on a pro forma basis to

                           (A) such  Indebtedness  as if such  Indebtedness  had
                  been incurred on the first day of such period, provided that if such Indebtedness is incurred under a revolving credit facility or similar arrangement or under any predecessor revolving credit or similar arrangement only that portion of such Indebtedness that constitutes the one year projected average balance of such Indebtedness, as determined in good faith by the board of directors of Waste Systems, shall be deemed outstanding for purposes of this calculation, and

                           (B) the discharge of any other  Indebtedness  repaid,
                  repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period;

                  (2) if since the beginning of such period any Indebtedness of Waste Systems or its Restricted Subsidiaries has been repaid, repurchased, defeased or otherwise discharged, other than Indebtedness under a revolving credit or similar arrangement unless such revolving credit Indebtedness has been permanently repaid and the underlying commitment terminated and not replaced, Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Indebtedness had been repaid, repurchased, defeased or otherwise discharged on the first day of such period;

                  (3) if since the beginning of such period Waste Systems or any of its Restricted Subsidiaries shall have made any Asset Sale, Adjusted EBITDA for such period shall be reduced by an amount equal to the Adjusted EBITDA, if positive, attributable to the assets which are the subject of such Asset Sale for such period or increased by an amount equal to the Adjusted EBITDA, if negative, attributable to it for such period, the denominator in Consolidated Fixed Charge Coverage Ratio shall be Consolidated Fixed Charges for such period

                           (A)  reduced by an amount  equal to the  Consolidated
                  Fixed Charges attributable to any Indebtedness of Waste Systems or any of its Restricted Subsidiaries repaid, repurchased, defeased or otherwise discharged with respect to Waste Systems and its continuing Restricted Subsidiaries in connection with such Asset Sale for such period, or if the capital stock of any Restricted Subsidiary is sold, the Consolidated Interest for such period directly attributable to the Indebtedness of Restricted Subsidiary to the extent Waste Systems and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, and

                           (B) increased by interest income  attributable to the
                  assets which are the subject of such Asset Sale for such period;

                  (4) if since the beginning of such period Waste Systems or any of its Restricted Subsidiaries, by merger or otherwise, shall have made an Investment in any Restricted Subsidiary, or any Person which becomes a Restricted Subsidiary as a result thereof, or an acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder which constitutes all or substantially all of an operating unit of a business, Adjusted EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto, including the incurrence of any Indebtedness, as if such Investment or acquisition occurred on the first day of such period; and

                  (5) if since the beginning of such period any Person, that subsequently became a Restricted Subsidiary of Waste Systems or was merged with or into Waste Systems or any other Restricted Subsidiary since the beginning of such period, shall have made any Asset Sale, Investment or acquisition of assets that would have required an adjustment according to clause (3) or (4) above if made by Waste Systems or a Restricted Subsidiary during such period, Adjusted EBITDA and Consolidated Fixed Charges for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

For the purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings in relation to and the amount of Consolidated Fixed Charges associated with any Indebtedness incurred in connection with an acquisition of assets, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Waste Systems. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period.

"Consolidated Fixed Charges" means, with respect to any period without duplication, the sum of:

                  (1) the amount that in conformity with GAAP would be set forth opposite the caption "interest expense" or any like caption on the consolidated statement of operations of Waste Systems and its Restricted Subsidiaries for such period, including, without limitation,

                    (A) amortization of debt discount,

                    (B) the net cash  payments,  if any,  under  interest
                        rate contracts, including amortization of discounts,

                    (C) the interest portion of any deferred payment obligation,

                    (D) accrued interest; plus

                  (2) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Waste Systems and its Restricted Subsidiaries during such period, of Waste Systems and its Restricted Subsidiaries; plus

                  (3) all cash dividends paid during such period by Waste Systems and its Restricted Subsidiaries concerning any Preferred Stock and Disqualified Stock, in each case as determined on a consolidated basis in accordance with GAAP; plus

                  (4) all interest on any Indebtedness of any person guaranteed by Waste Systems or any of its Restricted Subsidiaries; provided, that Consolidated Fixed Charges shall not include (x) the amortization of debt issuance costs and (y) the fixed charges of a Restricted Subsidiary to the extent, and in the same proportion, that the net income of such Restricted Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (5) of the definition thereof for such period.

         "Consolidated Net Income" means, with respect to any period, the net income, or loss, of Waste Systems and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income, or loss, by excluding, without duplication,

                  (1)  extraordinary gains and losses;

                  (2) the portion of net income, or loss, of Waste Systems and its Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except that Waste Systems's equity in the net income of such Person or Subsidiary shall be included in Consolidated Net Income to the extent of the amount of dividends or distributions actually paid to Waste Systems or its Restricted Subsidiaries by such Person or Subsidiary during such period;

                  (3) net income, or loss, of any Person combined with Waste Systems or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period before the date of combination;

                  (4) net gain or loss in respect of any sale, transfer or disposition of assets, including without limitation, pursuant to sale and leaseback transactions, other than in the ordinary course of business; and

                  (5) the net income, but not the net loss, of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to Waste Systems is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Restricted Subsidiary or its stockholders, other than pursuant to the Senior Notes or the indenture.

         "Credit Facility" means the Credit Facility established under the Business Loan Agreement dated September 11, 1998, with regards to which Waste Systems is a guarantor, by and among Waste Systems Vermont Holdings, Inc. and Waste Systems Pennsylvania Holdings, Inc. and The BankNorth Group, N.A., including collateral documents, instruments and agreements executed in connection therewith and any amendments, supplements, substitutions, qualifications, extensions, renewals, restatements, replacements, refinancings or refunding thereof.

         "Currency Agreement Obligations" means the obligations of any Person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such Person against fluctuations in currency values.

         "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

         "Disqualified Stock" means:

                  (1) any Preferred Stock of any Restricted Subsidiary, and

                  (2) any class or series of capital stock of Waste Systems that, either by its terms, or by the terms of any security into which it is convertible or exchangeable or by contract or otherwise

                           (A) is, or upon the  happening of an event or passage
                  of time would be, required to be redeemed before one year after the final Stated Maturity of the Senior Notes;

                           (B) is redeemable at the option of the holder thereof
                  at any time before one year after such final Stated  Maturity;
                  or

                           (C) at the option of the holder thereof, is convertible into or exchangeable for debt securities at any time before one year after such final Stated Maturity; provided that any capital stock that would not constitute Disqualified Stock but for provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such capital stock upon the occurrence of an "asset sale" or "change of control" occurring before the Stated Maturity of the Senior Notes will not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such capital stock are not more favorable to the holders of such capital stock than the provisions contained in the "Limitation on Asset Sales" covenant and "Change of Control" described above and such capital stock specifically provides that the issuer will not repurchase or redeem any such stock according to such provision before Waste Systems's repurchase of such Senior Notes as are required to be repurchased in conformity with the "Limitation on Asset Sales" covenant and "Change of Control" described above.

         "EBITDA" means, with respect to any Person for any period, the sum of Consolidated Net Income of such Person for such period plus

                  (a) the following to the extent deducted in calculating such Consolidated Net Income:

                           (1) provision for taxes based on the net income or profits of such Person;

                           (2) Consolidated Fixed Charges, including for this purpose the amortization of debt issuance costs;

                           (3) consolidated depreciation and amortization, calculated in accordance with GAAP; and

                           (4) any other non-cash charges, excluding any non-cash items that represent an accrual of or reserve for cash charges reasonably expected to be disbursed in any subsequent period before the Stated Maturity of the Senior Notes, deducted in computing Consolidated Net Income, minus

                  (b) non-cash items increasing Consolidated Net Income, excluding any items which represent an accrual for cash receipts or the reduction of required future cash disbursements reasonably expected to be received or disbursed in a subsequent period before the Stated Maturity of the Senior Notes.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Indebtedness" means Indebtedness of Waste Systems or its Restricted Subsidiaries in existence on the Closing Date plus any premium or interest accrued thereon.

         "GAAP" means generally accepted accounting principles in the United States set forth in the Statements of Financial Accounting Standards and the Interpretations, Accounting Principles Board Opinions and AICPA Accounting Research Bulletins which are applicable as of December 31, 1998 except as otherwise specified in this Prospectus.

         "Guarantee" means any obligation, contingent or otherwise, of any Person guaranteeing Indebtedness of another Person, including, without limitation, obligations, agreements to purchase assets, securities or services, to take-or-pay, or to maintain financial statement conditions, or similar arrangements or agreements entered into for the purpose of assuring the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part, but excluding (a) endorsements of negotiable instruments for collection or deposit in the ordinary course of business, and (b) contingent obligations in connection with the sale or discount of accounts receivable and similar paper.

         "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an "Incurrence" of Acquired Indebtedness; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

         "Indebtedness" means, with respect to any Person, without duplication:

                  (1) the principal of and the premium, if any, on all indebtedness of such Person for money borrowed or which is evidenced by a note, bond, debenture or similar instrument for payment;

                  (2) all obligations of such Person under any conditional sale, title retention or similar agreement in respect of the deferred or unpaid purchase price of property or services acquired by such Person;

                  (3)      all Capital Lease Obligations of such Person;

                  (4) all reimbursement obligations of such Person in respect of letters of credit, bankers' acceptances or similar facilities issued or created for the account of such Person;

                  (5) all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person;

                  (6) all liabilities of others of the kind described in the preceding clauses (1), (2) or (3) secured by any Lien on any property owned by such Person even though such Person has not assumed or become liable for the payment of such liabilities; provided, however, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien or the value of the property subject to such Lien;

                  (7) all Disqualified Stock issued by such Person and all Preferred Stock issued by a Restricted Subsidiary of such Person;

                  (8) the amount of every Capital Lease Obligation of such Person; and

                  (9) to the extent not otherwise included, any Guarantee by such Person of any other Person's Indebtedness or other obligations described in clauses (1) through (8) above.


For purposes of this definition, the maximum fixed repurchase price of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were repurchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. "Indebtedness" of Waste Systems and the Restricted Subsidiaries shall not include:

                  (1) trade payables incurred in the ordinary course of business; and

                  (2) contingent obligations incurred in connection with the sale or discount of accounts receivable and similar paper in the ordinary course of business.

The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness and Indebtedness shall not include any liability for federal, state, local or other taxes. Accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such person will not be considered Indebtedness for purposes of this definition.

         "Interest Rate Agreement Obligations" means, with respect to any Person, the Obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Investment" in any Person means any direct or indirect advance, loan or other extension of credit to, including, without limitation, by way of Guarantee or similar arrangement but excluding advances to customers and employees in the ordinary course of business, capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of capital stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above,

                  (1)  "Investment"  shall  include the fair market value of the assets, net of liabilities, of any Restricted Subsidiary of Waste Systems at the time that such Restricted Subsidiary of Waste Systems is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets, net of liabilities, of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of Waste Systems; and

                  (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the board of directors in good faith.

         "Lien" means any mortgage, lien, statutory or otherwise, pledge, charge, security interest or encumbrance of any kind upon or concerning any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code, or equivalent statutes, of any jurisdiction. A Person will be deemed to own subject to a Lien any property that such person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

         "Net Cash Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash or cash equivalent proceeds thereof, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents, except to the extent that such obligations are financed or sold with recourse to Waste Systems or any Restricted Subsidiary, pursuant to, or monetization of, a note or installment receivable or otherwise, net of the sum of:

                  (1) the amount of any Indebtedness, including Disqualified Stock or Preferred Stock of a subsidiary, which is required to be repaid by such Person or its Affiliates in connection with such Asset Sale; plus

                  (2) all fees, commissions and other expenses incurred, including without limitation, the fees and expenses of legal counsel and investment banking, accounting, underwriting and brokerage fees and expenses, by such Person in connection with such Asset Sale; plus

                  (3) provision for taxes, including income taxes, attributable to the Asset Sale or attributable to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale; plus

                  (4) any amounts reasonably to be provided by Waste Systems or any Restricted Subsidiary, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; plus

                  (5) amounts required to be paid to Persons, other than Waste Systems or a Restricted Subsidiary, holding a beneficial interest in the assets sold in such Asset Sale or to holders of minority interests in a Restricted Subsidiary or other entity as a result of such Asset Sale.

         "Net Proceeds," with respect to any issuance or sale of capital stock, means the proceeds, in cash, securities or property, with any securities or property valued at fair market value, of the issuance or the net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees and expenses incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale.

         "Obligations"   means  any  principal,   interest,   penalties,   fees,
indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Investment" means:

                  (1) an Investment in Waste Systems or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Waste Systems or a Restricted Subsidiary; provided that such Person's primary business is related, ancillary or complementary to the businesses of Waste Systems and its Restricted Subsidiaries on the date of such Investment;

                  (2) Cash Equivalents;

                  (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

                  (4) stock, obligations or securities received in satisfaction of judgments;

                  (5) an Investment in any Person consisting solely of the transfer to such Person of an Investment in another Person that is not a Restricted Subsidiary;

                  (6) Investment Grade Securities;

                  (7) Interest Rate Agreements and Currency Agreements designed solely to protect Waste Systems or its Restricted Subsidiaries against fluctuations in interest rates or foreign currency exchange rates;

                  (8) Investments, not to exceed $10.0 million at any one time outstanding, and for purposes of this clause (8) an Investment shall be deemed to be outstanding in the amount of the excess, but not, in any event, less than zero, of the amount of such Investment on the date or dates made, less the return of capital to Waste Systems and its Restricted Subsidiaries concerning such Investment,; and

                  (9) Investments, to the extent the consideration therefor consists of capital stock, other than Disqualified Stock, of Waste Systems or net cash proceeds from the sale of such capital stock, if such capital stock was issued or sold within 90 days of the making of such Investment.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

         "Preferred Stock" as applied to the capital stock of any Person means capital stock of any class or classes, however designated, whether now outstanding or issued after the Closing Date, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over capital stock of any other class of such Person.

         "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of Waste Systems or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased or constructed by Waste Systems or any Restricted Subsidiary at any time after the Closing Date; provided that:

                  (1) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created, collectively a "Security Agreement," shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom;

                  (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness; and

                  (3)      either

                           (a) the  aggregate  outstanding  principal  amount of
                  Indebtedness secured thereby, determined on a per asset basis in the case of any additions and accessions, shall not at the time such Security Agreement is entered into exceed 100% of the purchase price to Waste Systems or any Restricted Subsidiary of the assets subject thereto, or

                           (b) the  Indebtedness  secured  thereby shall be with
                  recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

         "Qualified Stock" of any Person means any and all capital stock of such Person, other than Disqualified Stock.

         "Restricted Investment" means an Investment by Waste Systems or a Restricted Subsidiary in any Person other than a Restricted Subsidiary.

         "Restricted Payment" has the meaning set forth under the covenant entitled "Limitation on Restricted Payments."

         "Restricted Subsidiary" means each direct or indirect subsidiary of Waste Systems other than an Unrestricted Subsidiary.

         "Stated Maturity" means, when used with respect to any Senior Note or any installment of interest thereon, the date specified in such Senior Note as the fixed date on which the principal of such Senior Note or such installment of interest is due and payable and, when used with regard to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.

         "Subordinated Indebtedness" means Indebtedness, including, without limitation, secured Indebtedness, of Waste Systems or a subsidiary guarantor which by its express terms is subordinated or junior in right of payment to the Senior Notes or the subsidiary guarantee issued by such subsidiary guarantor, as the case may be.

         "Subsidiary" of a Person means any Person a majority of the voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other subsidiaries of such Person, or by such Person and one or more other subsidiaries thereof.

         "Subsidiary Guarantee" means a guarantee of the Senior Notes by a Restricted Subsidiary in accordance with the provisions of the Indenture.

         "Unrestricted Subsidiary" means any subsidiary of Waste Systems designated as such by the board of directors of Waste Systems pursuant to and in compliance with the covenant described under "--Limitation on Designation of Unrestricted Subsidiaries" and any subsidiary of an Unrestricted Subsidiary. Any such Designation may be revoked by a resolution of the board of directors of Waste Systems delivered to the trustee, subject to the provisions of such covenant.

         "Voting Stock" of a Person means any class or classes of capital stock of such Person then outstanding as to which the holders thereof are entitled under ordinary circumstances, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees of such Person.

         "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary with respect to which all of the outstanding Voting Stock, other than directors' qualifying shares, of which are owned, directly or indirectly, by Waste Systems.

                          BOOK-ENTRY; DELIVERY AND FORM

         The Old Senior Notes were initially issued in the form of one registered note in global form without coupons.

The Global Note and Depository Procedures

         The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes from time to time. Waste Systems takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

         DTC has advised us that it is a:

         o limited purpose trust company organized under the laws of the State of New York,

         o member of the Federal Reserve System,

         o "clearing corporation" within the meaning of the Uniform Commercial Code and

         o "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

         DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Waste Systems expects that according to procedures established by DTC:

                  (1) upon the purchase of the Offered Senior Notes, Waste Systems or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests purchased to the respective accounts of persons who have accounts with such depository; and

                  (2) ownership of beneficial interests in the note will be shown on, and the transfer of such ownership will be effected only through:

               o records maintained by DTC or its nominee concerning interests of persons who have accounts with DTC ("participants") and

               o the records of participants concerning interests of persons other than participants.

         The accounts initially will be designated by or on behalf of the purchasers of the Offered Senior Notes and ownership of beneficial interests in the note will be limited to participants or persons who hold interests through participants.


         So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by a global note for all purposes under the indenture. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture.

         Payments of the principal of, premium, if any, and interest on, a global note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Waste Systems, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

         We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Waste Systems also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell Senior Notes to persons in jurisdictions which require physical delivery of the Senior Notes, or to pledge such securities, the holder must transfer its interest in the global note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer Senior Notes or to pledge Senior Notes as collateral will be limited to that extent. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         Senior Notes that are issued as described below under "certificated notes," will be issued in registered definitive form without coupons. Upon transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

         DTC has advised us that it will take any action permitted to be taken by a holder of Senior Notes, including the presentation of Senior Notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interest in the global note is credited and only in respect of such portion of the aggregate principal amount of Senior Notes as to which the participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

         Although DTC has agreed to the preceding procedures to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Waste Systems nor the trustee will have any responsibility for the performances by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

         The old global note is exchangeable for definitive Old Senior Notes in registered certificated form, and the new global note is exchangeable for definitive New Senior Notes in registered certificated form, in case, if:

                  (1)  DTC:
                        (a) notifies Waste Systems and the trustee that it is unwilling or unable to continue as depositary for the global note; or

                        (b) has ceased to be a clearing agency registered under the Exchange Act;

      and, in either case, Waste Systems fails to appoint a successor depository within 90 days;

                  (2) Waste Systems, at our option, notifies the trustee in writing that it elects to cause the issuance of the certificated notes; or

                  (3) there shall have occurred and be continuing a default or event of default with respect to the Senior Notes as defined in the indenture.

         In all cases, certificated notes delivered in exchange for a global note or beneficial interests in the global note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures, and will bear the a restrictive legend, unless Waste Systems determines otherwise in compliance with applicable law.


                               SELLING NOTEHOLDER

         The following section provides information regarding the selling noteholder. The selling noteholder has furnished this information to us and this information is accurate to the best of our knowledge.

                                                Aggregate Principal
                                                     Amount of
                                               Offered Senior Notes
B-III Capital Partners, L.P.
c/o DDJ Capital Management, LLC
141 Linden Street
Wellesley, MA  02181                               $22,500,000


         DDJ Capital Management, LLC ("DDJ") serves as investment manager of B-III Capital Partners, L.P. ("B-III"); and an affiliate of DDJ is the general partner of B-III. Judy K. Mencher and David J. Breazzano, managing directors of DDJ, serve as directors of Waste Systems. As of June 30, 1999, DDJ beneficially owned 7,019,426 shares of common stock of Waste Systems, 44.5% of the outstanding common stock.

                              PLAN OF DISTRIBUTION

         This prospectus, as it may be amended or supplemented form time to time, may be used by a broker-dealer in connection with resales of Offered Senior Notes.

         We will not receive any proceeds from any sale of Offered Senior Notes. We will pay substantially all of the expenses incident to the registration of the Offered Senior Notes, except for selling commissions.

         Offered Senior Notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options in the Offered Senior Notes or a combination of the foregoing methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or purchasers, or both, of any Offered Senior Notes.

         The selling noteholders may offer their shares through public or private transactions, in the Private Offering Resales and Trading through Automated Linkages or "PORTAL" market and at prevailing market prices or at privately negotiated prices.

         The senior notes may be sold directly or through agents or broker-dealers acting as principal or agent. The selling noteholders may engage underwriters, brokers, dealers or agents, who may receive commissions or discounts from the selling noteholders.

         The selling noteholders and any underwriters, agents or broker-dealers that participate with the selling noteholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the shares may be deemed to be underwriting commissions or discounts under the Securities Act.


                                 USE OF PROCEEDS


         We will not receive any cash proceeds from the sale of the Offered Senior Notes. We are making this exchange offer solely to satisfy our obligations under our Senior Notes registration rights agreement.

         The net proceeds to Waste Systems from the original issuance of the Old Senior Notes and warrants to purchase an aggregate of 1,500,000 shares of Waste Systems common stock, subject to adjustment, after deducting the original offering expenses, were approximately $97.3 million. We have used and intend to use the net proceeds as follows:

  Apportioned Amount                    Use or Intended Use

  $20.0 million    repayment of all outstanding 13% Short Term Notes due June
                   30, 1999

   10.0            repayment of BankNorth Group, N.A. bank credit facility

    1.7            repayment of capital leases and other notes payable

    2.8 repurchase of approximately 500,000 shares of common stock from the Federal Deposit Insurance Company

   1.45 redemption of $1.45 million principal amount of 10% Convertible Subordinated Debentures due October 6, 2005

  61.35 the acquisition of Cumberland Waste Service, Inc. and Community Refuse Service, Inc. and future acquisitions, as well as general corporate purposes, including working capital

 $97.3 million     Total

                                  LEGAL MATTERS

         The validity of the securities being offered hereby will be passed upon by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.


                                     EXPERTS

         The consolidated financial statements of Waste Systems as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, appearing in the Waste Systems Annual Report on Form 10-K incorporated by reference in this prospectus and the registration statement to which it is a part, have been audited by KPMG LLP, independent certified public accountants, and in reliance upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU MAY FIND MORE INFORMATION


         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the resale of the shares of common stock. This prospectus, which is part of the registration statement, omits certain information included in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. Since this prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

         We are currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with its rules, we file annual, quarterly and other information with the Securities and Exchange Commission. You can inspect and copy at prescribed rates the reports and other information that we file with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an internet web site at http://www.SEC.gov that contains reports, proxy and information statements and other information. You can also obtain copies of these materials from us upon request.


                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents and other materials, which we have filed with the Securities and Exchange Commission, are incorporated and specifically made a part of this prospectus by reference:

         (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as amended by the Report on Form 10-K/A filed on April 8, 1999, as further amended by the Report on Form 10-K/A Amendment No. 2 filed on August 5, 1999;

         (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, as amended by the Report on Form 10-Q/A filed on August 5, 1999;

         (3)      Proxy Statement dated April 30, 1999; and

         (4) Current Report on Form 8-K filed on March 12, 1999, Current Report on Form 8-K filed on March 25, 1999, as amended by Current Report on Form 8-K/A filed on May 24, 1999.

         In addition, all documents that we file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date of the filing of such documents with the Securities and Exchange Commission. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         This prospectus incorporates documents by reference that are not presented in this prospectus or delivered herewith. Copies of these documents, other than exhibits to these documents that are not specifically incorporated by reference in this prospectus, are available without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of that person. Requests for any information should be directed to Waste Systems International, Inc., 420 Bedford Street, Suite 300, Lexington, Massachusetts 02420 (telephone number (781) 862-3000), attention: Chief Financial Officer.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth an itemized statement of all expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (all of which are estimated, other than the filing fee of the Securities and Exchange Commission):

         Securities and Exchange Commission filing fee............. $     6,255
         Legal fees and expenses...................................      10,000
         Accounting fees and expenses..............................       2,500
         Blue Sky fees and expenses................................         500
         Miscellaneous.............................................           0
                                                                     -----------

                    Total..........................................  $    19,225

Item 15.  Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        We have obtained directors' and officers' insurance providing benefits aggregating $5 million. In addition, Article X of our Second Amended and Restated Certificate of Incorporation, as amended (the "Charter"), provides that directors or officers of Waste Systems, or others serving as a director or officer of another corporation at our request, shall be indemnified to the fullest extent permitted by the DGCL. Article X further provides that the indemnification rights provided by such Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise.
Article VII of the Charter further provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Any amendment or repeal of Article VII by the stockholders or an amendment to the DGCL shall not adversely affect any right or protection under such Article existing at the time of such amendment or repeal with respect to any act or omission occurring prior to such amendment or repeal of a person serving as a director at the time of such amendment or repeal.

        We have also entered into an indemnification agreement with one of our directors, William B. Philipbar. The indemnification agreement requires us, among other things, to indemnify Mr. Philipbar to the fullest extent permitted by law and advance to Mr. Philipbar all related expenses. Under this agreement, we must also indemnify and advance all expenses incurred by Mr. Philipbar seeking to enforce his rights under the indemnification agreement, provided Mr. Philipbar prevails. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Mr. Philipbar that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.


Item 16.  Exhibits and Financial Statement Schedules.

        The following is a complete list of exhibits filed or incorporated by reference as part of this prospectus.


Exhibit No.                              Description

1.1 Purchase Agreement, dated February 25, 1999, by and among First Albany Corporation and Waste Systems International, Inc. and its subsidiaries (incorporated by reference to Exhibit 1.1 of the company's Current Report on Form 8-K, dated March 2, 1999).

4.1 Indenture, dated as of March 2, 1999, between Waste Systems International, Inc. and IBJ Whitehall Bank & Trust Company, including a form of the
     11 1/2% Senior Note due 2006 (incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated March 2, 1999).

4.2 Note Registration Rights Agreement, dated as of March 2, 1999 by and among Waste Systems International, Inc. and its subsidiaries and First Albany Corporation (incorporated by reference to Exhibit 4.3 of the company's Current Report on Form 8-K, dated March 2, 1999)

5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

12.1 Statement re: Computation of Ratios (incorporated by reference to Exhibit
     12.1 to the Company's Registration Statement on Form S-4 File No.
     333-81341).

23.1 Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1).

23.2 Consent of KPMG LLP, Independent Accountants.

24.1 Powers of Attorney (included on signature pages II-4 and II-5 hereto).

25.1 Statement of Eligibility of Trustee (incorporated by reference to Exhibit
     25.1 to the Company's Registration Statement on Form S-4 File No.
     333-81341).


Item 17.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3)of the
                    Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate  offering  price  set forth in the  "Calculation  of
                  Registration Fee" table in the effective registration statement; and

                 (iii)  To  include  any  material   information  with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Lexington, Commonwealth of Massachusetts, on this 5th day of August, 1999.


                                          WASTE SYSTEMS INTERNATIONAL, INC.

                                      By: /s/ Robert Rivkin
                                          Robert Rivkin
                                          Executive Vice President_Acquisitions,
                                          Chief Financial Officer, Secretary,
                                          Treasurer and Director (Principal
                                          Financial and Accounting Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Waste Systems International, Inc. hereby constitute Robert Rivkin, our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Waste Systems International, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Date: August 5, 1999                     By: /s/ Philip Strauss
                                             ------------------------
                                             Philip Strauss
                                             Chairman, Chief Executive Officer
                                             and President
                                            (Principal Executive Officer)

Date: August 5, 1999                     By: /s/ Robert Rivkin
                                             ------------------------
                                             Robert Rivkin
                                             Executive Vice President_
                                             Acquisitions,  Chief Financial
                                             Officer, Secretary, Treasurer and
                                             Director (Principal Financial and
                                             Accounting Officer)

Date: August 5, 1999                     By: /s/ Jay J. Matulich
                                             ------------------------
                                             Jay J. Matulich_Director

Date: August 5, 1999                     By: /s/ David J. Breassano
                                             ------------------------
                                             David J. Breazzano_Director

Date: August 5, 1999                     By: /s/ Charles Johnston
                                             ------------------------
                                             Charles Johnston_Director

Date: August 5, 1999                     By: /s/ Judy K. Mencher
                                             -------------------------
                                            Judy K. Mencher_Director

Date: August 5, 1999                     By: /s/ William B. Philipbar
                                             -------------------------
                                             William B. Philipbar_Director

                            CO-REGISTRANT SIGNATURES

         Pursuant to the requirements of Securities Act, each of the co-registrants listed on Footnote (A) hereto certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and it has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Lexington, Commonwealth of Massachusetts, on this 5th day of August, 1999.

                                On behalf of each of the Co-Registrants
                                listed on Footnote (A) hereto.

                                WASTE SYSTEMS INTERNATIONAL, INC.

                                By: /s/ Robert Rivkin
                                    Robert Rivkin
                                    Executive Vice President_Acquisitions,
                                    Chief Financial Officer, Secretary,
                                    Treasurer and Director (Principal
                                    Financial and Accounting Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Waste Systems International, Inc. hereby constitute Robert Rivkin, our true and lawful attorney with full power to him to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Waste Systems International, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney, to said registration statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Date: August 5, 1999                 By: /s/ Philip Strauss
                                        -------------------
                                        Philip Strauss
                                        Chairman, Chief Executive Officer and
                                        President (Principal Executive Officer)

Date: August 5, 1999                 By: /s/ Robert Rivkin
                                         -------------------
                                         Robert Rivkin
                                         Executive Vice President_Acquisitions,
                                         Chief Financial Officer, Secretary,
                                         Treasurer and Director (Principal
                                         Financial and Accounting Officer)

Date: August 5, 1999                 By: /s/ Jay J. Matulich
                                         -------------------
                                         Jay J. Matulich_Director

Date: August 5, 1999                 By: /s/ David J. Breassano
                                         ----------------------
                                         David J. Breazzano_Director

Date: August 5, 1999                 By: /s/ Charles Johnston
                                         -----------------------
                                         Charles Johnston_Director

Date: August 5, 1999                 By: /s/ Judy K. Mencher
                                         ------------------------
                                         Judy K. Mencher_Director

Date: August 5, 1999                 By: /s/ William B. Philipbar
                                         ------------------------
                                         William B. Philipbar_Director

                                                      Exhibit 5.1





                                                   August 4, 1999

Waste Systems International, Inc.
420 Bedford Street, Suite 300
Lexington, MA 02420

         Re:      Legality of $22,500,000 Aggregate Principal Amount of
                  11 1/2% Senior Notes due 2006 to be Registered Pursuant to Registration Statement on Form S-3.

Ladies and Gentlemen:

         This opinion is delivered in our capacity as counsel to Waste Systems International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-3 (the "Registration Statement") relating to $22,500,000 aggregate principal amount of 11 1/2% Senior Notes due 2006 (the "Senior Notes") authorized for issuance under the Company's Second Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation").

         As counsel for the Company, we have examined the Indenture dated as of March 2, 1999, between the Company, its subsidiaries and IBJ Whitehall Bank & Trust Company, as trustee, (the "Indenture"), the Registration Statement and the prospectus contained therein, the Certificate of Incorporation and the Bylaws of the Company, each as presently in effect, and such records of corporate proceedings of the Company as we have deemed to be material and such other certificates, receipts, records, and other documents as we have deemed necessary or appropriate for the purposes of this opinion.

         The opinions expressed below are qualified to the extent that (a) the validity or enforceability of any provision of the Senior Notes and the Indenture or any rights granted thereunder may be subject to or affected by any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar law relating to or affecting the rights of creditors generally, (b) the remedy of specific performance or any other equitable remedy may be unavailable in any jurisdiction or may be withheld as a matter of judicial discretion, and
(c) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, may applied in the exercise of judicial discretion in construing or enforcing the provisions of any instrument or document (regardless of whether enforcement is sought in a proceeding  in  equity  or at  law);  in  addition,  we  have  assumed  (i)  the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us, and (vii) the factual accuracy of all representations, warranties and other statements made by all parties. We also have assumed, and rely upon such assumption, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date, through and including the date of this letter.

         We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, The Commonwealth of Massachusetts and the Delaware General Corporation Law.

         Based upon the foregoing, we are of the opinion that the Senior Notes have been duly authorized, executed and delivered by the Company and constitute valid and binding obligations of the Company, and the holders thereof are entitled to the benefits of the Indenture, subject to the qualifications stated above.

         The foregoing assumes that all requisite steps will be taken to comply with applicable requirements of state laws regulating the offer and sale of securities.

         We consent to being named as counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                            /s/ Goodwin, Procter & Hoar  LLP

                                GOODWIN, PROCTER & HOAR  LLP

                                                                  Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.


                                                  /s/ KPMG LLP

                                                      KPMG LLP
Boston, Massachusetts
August 4, 1999